As filed with the Securities and Exchange Commission on March 14, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Diamondback Energy, Inc.*
(Exact Name of Registrant As Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1200 Midland, Texas 79701 (432) 221-7400 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Teresa L. Dick
Chief Financial Officer
14301 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134
(405) 463-6900
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Seth R. Molay, P.C. Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, TX 75201 (214) 969-4780

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
7.625% Senior Notes due 2021	$450,000,000	100.0%	$450,000,000	$57,960.00
Guarantees of 7.625% Senior Notes due 2021(2)	—	—	—	None(3)

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	Diamondback O&G LLC, Diamondback E&P LLC and Viper Energy Partners LLC will guarantee the notes being registered.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee for the registration of the guarantees is required.

* Co-Registrants

Exact Name of Co-Registrant as Specified in its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Diamondback O&G LLC	Delaware	26-1409444
Diamondback E&P LLC	Delaware	36-4728559
Viper Energy Partners LLC	Delaware	35-2486057

(1)	The address of each Co-Registrant is c/o Diamondback Energy, Inc., 500 West Texas, Suite 1200, Midland, Texas 79701 and the telephone number for each Co-Registrant is (432) 221-7400.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED March 14, 2014
PRELIMINARY PROSPECTUS
DIAMONDBACK ENERGY, INC.
Offer to Exchange
up to $450,000,000 of
outstanding 7.625% Senior Notes due 2021
for
up to $450,000,000 of
7.625% Senior Notes due 2021
that have been registered
under the Securities Act of 1933, as amended
The exchange offer will expire at midnight, New York City Time, on , 2014, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.
We are offering to exchange up to $450,000,000 aggregate principal amount of our new 7.625% Senior Notes due 2021, or the Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 7.625% Senior Notes due 2021, or the Initial Notes, issued in a private offering on September 18, 2013. We refer to the Exchange Notes and the Initial Notes collectively as the Notes.
We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of the Exchange Notes that have been registered.
You may withdraw tenders of the Initial Notes at any time prior to the expiration of the exchange offer.
The terms of the Exchange Notes to be issued are identical in all material respects to the terms of the Initial Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.
The Exchange Notes, together with any Initial Notes not exchanged in the exchange offer, will constitute a single class of debt securities under the indenture governing the Notes, or the Indenture.
The exchange of the Initial Notes will not be a taxable exchange for United States federal income tax purposes.
We will not receive any proceeds from the exchange offer.
We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated for the Exchange Notes.
See “Risk Factors” beginning on page 16 for a discussion of factors that you should consider before tendering your Initial Notes.
Each broker-dealer that receives any Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2014.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be directed to Diamondback Energy, Inc., Attention: Investor Relations, at 500 West Texas, Suite 1200, Midland, Texas 79701. Oral requests should be made by calling our Investor Relations Department at (432) 221-7400.
In order to ensure timely delivery of the documents, you must make your requests to us no later than              , 2014 (which is five business days prior to the expiration of the exchange offer, unless we extend the exchange offer). In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

WHERE YOU CAN FIND MORE INFORMATION
We currently file periodic reports and other information under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the terms of the Indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, or the SEC, for so long as any of the Notes remain outstanding, we will furnish to the trustee and the holders of the Notes and, upon written request, to prospective investors, and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent registered public accountant and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. In addition, for so long as any of the Notes remain outstanding, we have agreed to make

i

available to any holder of the Notes or prospective purchaser of the Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act. This prospectus contains or incorporates by reference summaries of certain agreements that we have entered into, such as the Indenture and the agreements described under “Description of Other Indebtedness” and “Description of Exchange Notes.” The descriptions contained or incorporated by reference into this prospectus of these agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.diamondbackenergy.com, you can access electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference into this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing to Diamondback Energy, Inc., Attention: Investor Relations, at 500 West Texas, Suite 1200, Midland, Texas 79701, or calling (432) 221-7400.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 19, 2014;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013;

•	our Current Reports on Form 8-K, filed with the SEC on February 18, 2014 and February 26, 2014, and two Current Reports on Form 8-K, filed with the SEC on March 5, 2014; and

•
The description of our common stock contained in our Form 8-A filed on October 11, 2012, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.
You may request a copy of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing to Diamondback Energy, Inc., Attention: Investor Relations, at 500 West Texas, Suite 1200, Midland, Texas 79701, or calling (432) 221-7400.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

INDUSTRY AND MARKET DATA
We obtained the industry and market data used throughout or incorporated by reference into this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data and neither we nor the initial purchasers make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) before income taxes, non-cash gain/loss on derivative instruments, interest expense, depreciation, depletion and amortization, non-cash equity based compensation, capitalized equity-based compensation expense and asset retirement obligation accretion expense. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The EBITDA presented in this prospectus may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements, including our revolving credit facility and the Indenture. We have included a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure, elsewhere in this prospectus.
PV-10 is a non-GAAP measure because it excludes income tax effects. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. We have included a reconciliation of PV-10 to the standardized measure of discounted future net cash flows, the most directly comparable GAAP measure, elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	exploration and development drilling prospects, inventories, projects and programs;

•	expectations regarding our recently completed acquisitions described under “Summary—Recent Developments”;

•	oil and natural gas reserves;

•	identified drilling locations;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.
All of these types of statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements. These forward-looking statements may be found in the “Summary” and “Risk Factors” included elsewhere in this prospectus, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference herein and elsewhere in this prospectus and the documents incorporated herein. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective” or “continue,” the negative of such terms or other comparable terminology.
The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” and elsewhere in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference herein. All forward-looking statements contained in this prospectus or included in a document incorporated by reference herein speak only as of the date hereof or thereof, respectively. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

SUMMARY
Diamondback Energy, Inc., or Diamondback, was incorporated in Delaware on December 30, 2011, and did not conduct any material business operations until October 11, 2012 when Diamondback merged with its parent entity, Diamondback Energy LLC, with Diamondback continuing as the surviving entity. Prior to the merger, Diamondback Energy LLC was a holding company and did not conduct any material business operations other than its ownership of Diamondback’s common stock and the membership interests in Diamondback O&G LLC, or Diamondback O&G (formerly known as Windsor Permian LLC, or Windsor Permian). As a result of the merger, Windsor Permian became a wholly-owned subsidiary of Diamondback. Also on October 11, 2012, Wexford Capital LP, or Wexford, our equity sponsor, caused all of the outstanding equity interests in Windsor UT LLC, or Windsor UT, to be contributed to Windsor Permian prior to the merger in a transaction we refer to as the “Windsor UT Contribution.” In this prospectus, the combined consolidated historical financial information, operational data and reserve information for Diamondback present the assets and liabilities of Diamondback and its subsidiaries, including Windsor UT, as if they were combined for all periods presented. Although the financial and other information is reported on a combined consolidated basis, such presentation is not necessarily indicative of the results that would have been obtained if Diamondback had owned and operated such subsidiaries from their inception. In this prospectus, we refer to Diamondback, together with its consolidated subsidiaries, as “we,” “us,” “our” or “the Company.” This prospectus includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this prospectus in the “Glossary of Oil and Natural Gas Terms.”
Diamondback Energy, Inc.
Overview
We are an independent oil and natural gas company currently focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators.
We began operations in December 2007 with our acquisition of 4,174 net acres with production at the time of acquisition of approximately 800 BOE/d from 34 gross (16.8 net) wells in the Permian Basin. Subsequently, we acquired approximately 61,764 additional net acres, which brought our total net acreage position in the Permian Basin to 65,938 net acres at December 31, 2013. We are the operator of approximately 99% of this acreage. In addition, we own mineral interests underlying approximately 15,000 gross (12,500 net) acres in Midland County, Texas, and we are the operator of approximately 50% of the acreage associated with these mineral interests. As of December 31, 2013, we had drilled 270 gross (243 net) wells, and participated in an additional 22 gross (nine net) non-operated wells, in the Permian Basin. Of these 292 gross (252 net) wells, 277 were completed as producing wells and 15 were in various stages of completion. In 2013, we acquired working interests in 49 gross (40 net) producing wells. In the aggregate, as of December 31, 2013, we held interests in 351 gross (306 net) producing wells in the Permian Basin. Nine gross (eight net) wells have been plugged and abandoned or converted to service wells. We also hold royalty interests in 81 wells in which we have no working interest. As discussed in more detail below under “—Recent Developments,” in February 2014, we acquired approximately 6,450 additional gross (4,683 net) leasehold acres in Martin County, Texas.
Our activities are primarily focused on the Clearfork, Spraberry, Wolfcamp, Cline, Strawn and Atoka formations, which we refer to collectively as the Wolfberry play. The Wolfberry play is characterized by high oil and liquids rich natural gas, multiple vertical and horizontal target horizons, extensive production history, long-lived reserves and high drilling success rates. The Wolfberry play is a modification and extension of the Spraberry play, the majority of which is designated in the Spraberry Trend area field. According to the U.S. Energy Information Administration, the Spraberry trend area ranked as the second largest oilfield in the United States, based on 2009 reserves.
As of December 31, 2013, our estimated proved oil and natural gas reserves were 63,586 MBOE based on a reserve report prepared by Ryder Scott Company, L.P., or Ryder Scott, our independent reserve engineers. Of these reserves, approximately 45% are classified as proved developed producing, or PDP. Proved undeveloped, or PUD, reserves included in this estimate are from 206 vertical gross (151 net) well locations on 40-acre spacing and 43 gross (31 net) horizontal well locations. As of December 31, 2013, these proved reserves were approximately 67% oil, 17% natural gas liquids and 16% natural gas.

Based on our evaluation of applicable geologic and engineering data as of December 31, 2013, we had 848 identified potential vertical drilling locations on 40-acre spacing, an additional 1,128 identified potential vertical drilling locations based on 20-acre downspacing and we had also identified 1,430 potential horizontal drilling locations in multiple horizons on our acreage. We intend to continue to grow our reserves and production through development drilling, exploitation and exploration activities on this multi-year project inventory of identified potential drilling locations and through additional acquisitions that meet our strategic and financial objectives, targeting oil-weighted reserves. The gross estimated ultimate recoveries, or EURs, from our future PUD vertical wells on 40-acre spacing, as estimated by Ryder Scott as of December 31, 2013, range from 109 MBOE per well, consisting of 83 MBbls of oil and 156 MMcf of natural gas to 150 MBOE per well, consisting of 114 MBbls of oil and 214 MMcf of natural gas, with an average EUR per well of 128 MBOE, consisting of 94 MBbls of oil and 204 MMcf of natural gas. We also intend to continue to refine our drilling pattern and completion techniques in an effort to increase our average EUR per well from vertical wells drilled on 40-acre spacing. We currently anticipate a reduction of approximately 20% in our EURs from vertical wells drilled on 20-acre spacing.
Horizontal Wells. In 2012, we began testing the horizontal well potential of our acreage. Our first horizontal well was the Janey 16H in Upton County and was drilled in the Wolfcamp B interval. We are the operator of this well with a 100% working interest. Our second horizontal well was the Kemmer 4209H well in Midland County also drilled in the Wolfcamp B interval. It is a non-operated well in which we own a 47% working interest. Since the initial two wells, through December 31, 2013, we have drilled 41 horizontal wells as operator and participated in six wells as non-operator, including two in which we own only a minor wellbore interest. Of these 49 total horizontal wells (including our two initial wells), 44 are in the Wolfcamp B interval, two are in the Clearfork zone, two are in the Spraberry zone and one is in the Cline zone. Thirty-seven of the 49 wells were completed and producing as of December 31, 2013 and the other 12 are in various stages of completion. The table below presents certain data regarding our producing horizontal wells (excluding the two non-operated wells in which we hold only a minor wellbore interest).

	Number
	of		Peak	30-Day
	Producing	Lateral	24-HR IP	IP Rate
County/Zone	Wells	Length	(BOE/d)	(BOE/d)	% Oil
Midland County Wolfcamp B(a)	16	5,591’	899	650	88%
Upton County Wolfcamp B(b)	15	6,453’	880	566	83%
Andrews County Wolfcamp B	1	4,051’	613	440	83%
Midland County Spraberry	2	5,042’	905	732	84%
Andrews County Clearfork	1	7,540’	611	390	82%

(a)	The 30-day initial production, or IP, rate and percentage of oil for Midland County Wolfcamp B is based on 13 wells for which there is sufficient production history.
(b)	The 30-day IP rate and percentage of oil for Upton County Wolfcamp B is based on 13 wells for which there is sufficient production history.
The production results from the wells in Midland and Upton Counties, along with geoscience and engineering data that we have gathered and analyzed, and published results by other operators, give us confidence that our acreage in Midland and Upton Counties is prospective in the Wolfcamp B interval. Additionally, we believe the results of our operated wells in Andrews County in the Wolfcamp B and the Clearfork intervals significantly reduces the hydrocarbon risks of our acreage in the vicinity of those wells.
Our Business Strategy
Our business strategy is to continue to profitably grow our business through the following:

•
Grow production and reserves by developing our oil-rich resource base. We intend to actively drill and develop our acreage base in an effort to maximize its value and resource potential. Through the conversion of our undeveloped reserves to developed reserves, we will seek to increase our production, reserves and cash flow while generating favorable returns on invested capital. As of December 31, 2013, we had 1,430 identified potential horizontal drilling locations, and 848 identified potential vertical drilling locations on our acreage in the Permian Basin based on 40-acre spacing and an additional 1,128 vertical locations based on 20-acre downspacing. We were operating a one vertical rig drilling program as of December 31, 2013, as we increase our focus on horizontal wells.

•
Focus on increasing hydrocarbon recovery through horizontal drilling and increased well density. We believe there are opportunities to target various intervals in the Wolfberry play with horizontal wells. Our initial horizontal focus has been on the Wolfcamp B interval in Midland and Upton Counties. Our first two horizontal wells were completed in 2012 and had lateral lengths of less than 4,000 feet. Subsequently, we have drilled 41 horizontal wells as operator and have participated in six additional horizontal wells as a non-operator, including two in which we own only a minor wellbore interest. Of these 49 total horizontal wells (including our two initial wells), 44 are in the Wolfcamp B interval, two are in the Clearfork zone, two are in the Spraberry zone, and one is in the Cline zone. These wells have lateral lengths ranging from approximately 4,000 feet to 10,300 feet. In the future, we expect that our optimal average lateral lengths will be in the range of 6,000 feet to 7,500 feet, although the actual length will vary depending on the layout of our acreage and other factors. We expect that longer lateral lengths will result in higher per well recoveries and lower development costs per BOE. During the year ended December 31, 2013, we were able to drill our horizontal wells with approximately 7,500 foot lateral lengths to total depth, or TD, in an average of 18 days and we drilled an approximately 10,000 foot lateral well in 17 days. Our future horizontal drilling program is designed to further capture the upside potential that may exist on our properties. We also believe our horizontal drilling program may significantly increase our recoveries per section as compared to drilling vertical wells alone. Horizontal drilling may also be economical in areas where vertical drilling is currently not economical or logistically viable. In addition, we believe increased well density opportunities may exist across our acreage base. We closely monitor industry trends with respect to higher well density, which could increase the recovery factor per section and enhance returns since infrastructure is typically in place. We were using four horizontal drilling rigs as of December 31, 2013, and currently intend to add a fifth horizontal rig in the second quarter of 2014.

•
Leverage our experience operating in the Permian Basin. Our executive team, which has an average of over 25 years of industry experience per person and significant experience in the Permian Basin, intends to continue to seek ways to maximize hydrocarbon recovery by refining and enhancing our drilling and completion techniques. Our focus on efficient drilling and completion techniques is an important part of the continuous drilling program we have planned for our significant inventory of identified potential drilling locations. We believe that the experience of our executive team in deviated and horizontal drilling and completions should help reduce the execution risk normally associated with these complex well paths. In addition, our completion techniques are continually evolving as we evaluate hydraulic fracturing practices that may potentially increase recovery and reduce completion costs. Our executive team regularly evaluates our operating results against those of other operators in the area in an effort to benchmark our performance against the best performing operators and evaluate and adopt best practices.

•
Enhance returns through our low cost development strategy of resource conversion, capital allocation and continued improvements in operational and cost efficiencies. In the current commodity price environment, our oil and liquids rich asset base provides attractive returns. Our acreage position in the Wolfberry play is generally in contiguous blocks which allows us to develop this acreage efficiently with a “manufacturing” strategy that takes advantage of economies of scale and uses centralized production and fluid handling facilities. We are the operator of approximately 99% of our acreage. This operational control allows us to more efficiently manage the pace of development activities and the gathering and marketing of our production and control operating costs and technical applications, including horizontal development. Our average 86% working interest in our acreage allows us to realize the majority of the benefits of these activities and cost efficiencies.

•
Pursue strategic acquisitions with exceptional resource potential. We have a proven history of acquiring leasehold positions in the Permian Basin that have substantial oil-weighted resource potential and can achieve attractive returns on invested capital. Our executive team, with its extensive experience in the Permian Basin, has what we believe is a competitive advantage in identifying acquisition targets and a proven ability to evaluate resource potential. We regularly review acquisition opportunities and intend to pursue acquisitions that meet our strategic and financial targets. During the year ended December 31, 2013, we acquired mineral interests underlying approximately 15,000 gross (12,500 net) acres in Midland County, Texas and acquired approximately 13,900 additional gross (11,150 net) leasehold acres in Martin County, Texas and Dawson County, Texas. In February 2014, we acquired approximately 6,450 additional gross (4,683 net) acres in Martin County, Texas. See “—Recent Developments” below for more information regarding the acquisition. We intend to continue to pursue acquisitions that meet our strategic and financial targets.

•
Maintain financial flexibility. We seek to maintain a conservative financial position. Upon completion of our initial public offering in October 2012, we used a portion of the net proceeds from the offering to repay the entire balance outstanding under our revolving credit facility. On November 1, 2013, our credit agreement was amended and restated, resulting in an increase to the borrowing base under our revolving credit facility to $225.0 million, of which $215.0 million was available for borrowing as of December 31, 2013, and $88.0 million was available for borrowing as of the date hereof.

Our Strengths
We believe that the following strengths will help us achieve our business goals:

•
Oil rich resource base in one of North America’s leading resource plays. All of our leasehold acreage is located in one of the most prolific oil plays in North America, the Permian Basin in West Texas. The majority of our current properties are well positioned in the core of the Wolfberry play. We believe that our historical vertical development success will be complemented with horizontal drilling locations that could ultimately translate into an increased recovery factor on a per section basis. Our production for the year ended December 31, 2013 was approximately 76% oil, 13% natural gas liquids and 11% natural gas. As of December 31, 2013, our estimated net proved reserves were comprised of approximately 67% oil and 17% natural gas liquids, which allows us to benefit from the currently more favorable pricing of oil and natural gas liquids as compared to natural gas.

•
Multi-year drilling inventory in one of North America’s leading oil resource plays. We have identified a multi-year inventory of potential drilling locations for our oil-weighted reserves that we believe provides attractive growth and return opportunities. As of December 31, 2013, we had 848 identified potential vertical drilling locations based on 40-acre spacing and an additional 1,128 identified potential vertical drilling locations based on 20-acre downspacing. We also believe that there are a significant number of horizontal locations that could be drilled on our acreage. Based on our initial results and those of other operators in the area to date, combined with our interpretation of various geologic and engineering data, we have identified 1,430 potential horizontal locations on our existing acreage with an average lateral length of approximately 6,270 feet, with the actual length depending on lease geometry and other considerations. These locations exist across most of our acreage blocks and in multiple horizons. Of the 1,430 existing locations, 604 are in the Wolfcamp B horizon or the Lower Spraberry horizon, with the remaining locations in either the Wolfcamp A, Clearfork, Wolfcamp C or Cline horizons. Our current horizontal location count is based on 660 foot spacing between wells in the Wolfcamp B horizon in Midland County where we operate and own mineral interests, and 880 foot spacing elsewhere in the Wolfcamp B horizon in Midland County and other counties. In the Lower and Middle Spraberry, well counts are based on 880 foot spacing in Midland County and 1,320 foot spacing in other counties. For all other zones and counties, our well counts are based on 1,320 foot spacing. The ultimate inter-well spacing may be closer than these distances, which would result in a higher location count. The gross two-stream estimated EURs from our future PUD horizontal wells, as estimated by Ryder Scott as of December 31, 2013, range from 374 MBOE per well, consisting of 274 MBbls of oil and 604 MMcf of natural gas, to 847 MBOE per well, consisting of 623 MBbls of oil and 1,342 MMcf of natural gas, for wells ranging in lateral length from approximately 5,000 feet to approximately 10,000 feet, in intervals including the Clearfork, Middle Spraberry, Lower Spraberry, and Wolfcamp B. Ryder Scott has estimated gross EURs of 638 MBOE for our Wolfcamp B wells in Andrews and Midland Counties, which constitute 51% of our remaining PUD horizontal wells, and 604 MBOE for our eastern Upton County Wolfcamp B wells, which constitute 19% of our remaining PUD horizontal wells, in each case based on 7,500 foot lateral lengths. In addition, we have approximately 182 square miles of proprietary 3-D seismic data covering our acreage. This data facilitates the evaluation of our existing drilling inventory and provides insight into future development activity, including horizontal drilling opportunities and strategic leasehold acquisitions.

•
Experienced, incentivized and proven management team. Our executive team has an average of over 25 years of industry experience per person, most of which is focused on resource play development. This team has a proven track record of executing on multi-rig development drilling programs and extensive experience in the Permian Basin. In addition, our executive team has significant experience with both drilling and completing horizontal wells as well as horizontal well reservoir and geologic expertise, which will be of strategic importance as we expand our horizontal drilling activity. Prior to joining us, our Chief Executive Officer held management positions at Apache Corporation, Laredo Petroleum Holdings, Inc. and Burlington Resources.

•
Favorable and stable operating environment. We have focused our drilling and development operations in the Permian Basin, one of the oldest hydrocarbon basins in the United States, with a long and well-established production history and developed infrastructure. With approximately 380,000 wells drilled in the Permian Basin since the 1940s, we believe that the geological and regulatory environment is more stable and predictable, and that we are faced with less operational risks, in the Permian Basin as compared to emerging hydrocarbon basins.

•
High degree of operational control. We are the operator of approximately 99% of our Permian Basin acreage. This operating control allows us to better execute on our strategies of enhancing returns through operational and cost efficiencies and increasing ultimate hydrocarbon recovery by seeking to continually improve our drilling techniques, completion methodologies and reservoir evaluation processes. Additionally, as the operator of substantially all of our acreage, we retain the ability to adjust our capital expenditure program based on commodity price outlooks. This operating control also enables us to obtain data needed for efficient exploration of horizontal prospects.

•
Financial flexibility to fund expansion. We have a conservative balance sheet. We will seek to maintain financial flexibility to allow us to actively develop our drilling, exploitation and exploration activities in the Wolfberry play and maximize the present value of our oil-weighted resource potential. As of December 31, 2013, we had $10.0 million of borrowings outstanding under our revolving credit facility and $215.0 million of available borrowing capacity. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof.

Recent Developments
In February 2014, we entered into definitive purchase agreements with unrelated third party sellers to acquire additional leasehold interests in Martin County, Texas, in the Permian Basin, for an aggregate purchase price of approximately $288.3 million, subject to certain adjustments. We completed these acquisitions on February 27, 2014 and February 28, 2014 and, as a result of these acquisitions, added approximately 6,450 gross (4,683 net) acres with a 72.6% working interest (75% net revenue interest) and net production of approximately 2,155 BOE/d during the first two weeks of February from 145 gross (63 net) producing vertical wells to our existing position in the Permian Basin. We funded these acquisitions with a combination of borrowings under our revolving credit facility and the net proceeds from our equity offering completed on February 26, 2014. We expect to become the operator of this acreage following the closings of the acquisitions.
Our Offices
Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas, and our telephone number at that address is (432) 221-7400. We also lease additional office space in Midland and in Oklahoma City, Oklahoma. Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus.

Summary of the Terms of the Exchange Offer
The summary below includes a description of the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. Additional information regarding the terms and conditions of the exchange offer and the Exchange Notes can be found under the headings “The Exchange Offer” and “Description of Exchange Notes.”

The Initial Notes
On September 18, 2013, we issued $450,000,000 million in aggregate principal amount of 7.625% Senior Notes due 2021, which we refer to as the Initial Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act under an indenture among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as the trustee, which indenture we refer to as the Indenture.

The Exchange Offer
We are offering to exchange up to $450.0 million aggregate principal amount of our 7.625% Senior Notes due 2021 that have been registered under the Securities Act for up to $450.0 million aggregate principal amount of Initial Notes. You may exchange your Initial Notes only by following the procedures described elsewhere in this prospectus under the “The Exchange Offer—Procedures for Tendering Initial Notes.”

Registration Rights
We issued the Initial Notes in a private offering on September 18, 2013. In connection with the offering of the Initial Notes, we entered into the registration rights agreement with the initial purchasers of the Initial Notes, or the initial purchasers, which agreement provides for, among other things, this exchange offer.

Resale of Exchange Notes
Based upon interpretive letters written by the SEC, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	You are acquiring the Exchange Notes in the ordinary course of your business;

•	You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

•	You are not our “affiliate,” as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing is not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume any responsibility for, and will not indemnify you for, any such liability. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences for Failure to Exchange Initial Notes
Initial Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for Initial Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your Initial Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Initial Notes. Furthermore, you will no longer be able to compel us to register the Initial Notes under the Securities Act and we will not be required to pay additional interest as described in the registration rights agreement. In addition, you will not be able to offer or sell the Initial Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except in limited circumstances), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at midnight, New York City time on , 2014, unless we decide to extend the expiration date.

Conditions to the Exchange Offer
The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the Initial Notes to be exchanged) to Wells Fargo Bank, National Association, as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your Initial Notes by following the procedures for book-entry transfer, as described in this prospectus. For more information on accepting the exchange offer and tendering your Initial Notes, see “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners
If you are a beneficial holder whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your Initial Notes on your behalf. If you are a beneficial holder and you wish to tender your Initial Notes on your own behalf, you must, prior to delivering the letter of transmittal and your Initial Notes to the exchange agent, either make appropriate arrangements to register ownership of your Initial Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights
You may withdraw the tender of your Initial Notes at any time prior to midnight, New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent as described under “The Exchange Offer—Withdrawal of Tenders” by midnight, New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes
Subject to certain conditions, we will accept all Initial Notes that are properly tendered in the exchange offer and not withdrawn prior to midnight, New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date. Initial Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “The Exchange Offer—Procedures for Tendering Initial Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “The Exchange Offer—Withdrawal of Tenders.”

United States Federal Income Tax Consequences
We believe that the exchange of Initial Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent
Wells Fargo Bank, National Association, the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is set forth on the cover page of the letter of transmittal.

Fees and Expenses	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds
We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $439.7 million, after deducting the initial purchasers’ discounts and offering expenses, from the issuance of the Initial Notes, which we used to fund the acquisition of mineral interests underlying approximately 15,000 gross (12,500 net) acres in Midland County, Texas in the Permian Basin.

Regulatory Approvals
Other than those under federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Summary Description of Exchange Notes

Issuer	Diamondback Energy, Inc.

Exchange Notes Offered	$450.0 million in aggregate principal amount of 7.625% Senior Notes due 2021 registered under the Securities Act.

Interest Rate and Payment Dates	The Exchange Notes will bear interest at the rate of 7.625% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 2014.

Maturity Date	October 1, 2021.

Ranking	The Exchange Notes will be our general unsecured senior obligations.

Accordingly, they will rank:

•	equal in right of payment to all of our existing and future senior indebtedness;

•
effectively subordinate to all of our existing and future secured indebtedness, including all of the indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•
structurally subordinate to all indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries (other than unsubordinated indebtedness and other liabilities owed to us); and

•	senior in right of payment to any subordinated indebtedness we may incur.

As of December 31, 2013, the Exchange Notes and the guarantees would have ranked effectively junior to approximately $10.0 million of secured indebtedness consisting of $10.0 million in borrowings outstanding under our revolving credit facility. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof.

Subsidiary Guarantees
The Exchange Notes will initially be guaranteed by all of our subsidiaries. In the future, each of our restricted subsidiaries that guarantees any of our or a guarantor’s other indebtedness and other domestic subsidiaries that incur indebtedness under any credit facility will be required to guarantee the Exchange Notes. All of our guarantor subsidiaries will guarantee the obligations under our revolving credit facility, or be liable as the borrower thereunder, in each case on a senior secured basis.

In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Exchange Notes—Note Guarantees.”

The guarantees of the Exchange Notes will be senior unsecured obligations of the guarantor subsidiaries and will rank:

•	equal in right of payment to all senior unsecured indebtedness of the guarantor subsidiary;

•
effectively subordinate to all secured indebtedness of the guarantor subsidiary, including its guarantee of our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•
structurally subordinate to all indebtedness and other liabilities, including trade payables, if any, of any of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us); and

•	senior in right of payment to any subordinated indebtedness of the guarantor subsidiary.

Optional Redemption
At any time prior to October 1, 2016, we may, from time to time, redeem up to 35% of the aggregate principal amount of the Notes (including Exchange Notes) with an amount not greater than the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Exchange Notes—Optional Redemption,” if at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

At any time prior to October 1, 2016, we may redeem all or a part of the Exchange Notes at a “make whole” redemption price set forth under “Description of Exchange Notes—Optional Redemption.”

On and after October 1, 2016, we may redeem all or a part of the Exchange Notes at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Change of Control
If we experience certain change of control transactions, each holder of Notes (including Exchange Notes) may require us to repurchase all or any part of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The Indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	transfer or sell assets;

•	make investments;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of the assets of our company;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants.”

Absence of Established Market for the Notes
The Exchange Notes will not be listed on any securities exchange or included in any automated quotation system. When the Initial Notes were issued, such Initial Notes were new securities with no established market. The initial purchasers have advised us that they have been making a market in the Initial Notes and, when issued, intend to make a market in the Exchange Notes. The initial purchasers, however, are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors
You should consider carefully the information set forth in the section entitled “Risk Factors” and all other information contained in or incorporated by reference into this prospectus for a discussion of certain risks relating to an investment in the Exchange Notes.

Summary Historical Combined Consolidated and Pro Forma Financial Data
The following table sets forth our summary historical combined consolidated financial data as of and for each of the periods indicated. The summary historical combined consolidated financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 are derived from our historical audited combined consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus. The summary historical combined consolidated balance sheet data as of December 31, 2011 are derived from our audited consolidated balance sheets of the Predecessors (as such term is defined in Note 1 below) as of that date, which are not included in this prospectus. Operating results for the periods presented below are not necessarily indicative of results that may be expected for any future periods. You should review this information together with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated historical financial statements and their related notes included, as applicable, in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus.

	Year Ended December 31,
	2013	2012(1)	2011(2)

	(in thousands, except per share amounts)
Statements of Operations Data:
Total revenues	$208,002	$74,962	$49,366
Total costs and expenses	112,808	57,655	34,219
Income from operations	95,194	17,307	15,147
Other income (expense)	(8,853)	1,075	(15,533)
Income (loss) before income taxes	86,341	18,382	(386)
Provision for income taxes	31,754	54,903	—
Net income (loss)	$54,587	$(36,521)	$(386)
Pro forma information(3)
Net income (loss) before income taxes, as reported		$18,382	$(386)
Pro forma provision for income taxes		6,553	—
Pro forma net income (loss)		$11,829	$(386)
	As of December 31,
	2013	2012(1)	2011(2)
		(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$15,555	$26,358	$6,959
Net property and equipment	1,446,337	554,242	221,149
Total assets	1,521,614	606,701	263,578
Current liabilities	121,320	79,232	42,298
Long-term debt	460,000	193	85,000
Stockholders’/ Members’ equity	845,541	462,068	129,037
	Year Ended December 31,
	2013	2012(1)	2011(2)
		(in thousands)
Other Financial Data:
Net cash provided by operating activities	$155,777	$49,692	$30,998
Net cash used in investing activities	(940,140)	(183,078)	(81,108)
Net cash provided by financing activities	773,560	152,785	52,950
	Year Ended December 31,
	2013	2012(1)	2011(2)
		(in thousands)
Adjusted EBITDA(4)	$164,822	$48,223	$31,758
_______________

(1)
The year ended December 31, 2012 reflects (a) the combined historical financial data of Windsor Permian LLC and Windsor UT LLC, which we sometimes refer to as the Predecessors, due to the transfer of a business between entities under common control and (b) the results of operations attributable to the acquisition of properties from Gulfport Energy Corporation beginning October 11, 2012, the closing date of the property acquisition. See Note 1, Note 2 and Note 3 to our combined consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus.

(2)
The year ended December 31, 2011 reflects the combined historical financial data of Windsor Permian LLC and Windsor UT LLC due to the transfer of a business between entities under common control. See Note 1 to our combined consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus.

(3)
Diamondback was formed as a holding company on December 30, 2011, and did not conduct any material business operations until October 11, 2012 when Diamondback merged with its parent entity, Diamondback Energy LLC, with Diamondback continuing as the surviving entity. Diamondback is a C-Corp under the Internal Revenue Code and is subject to income taxes. The Company computed a pro forma income tax provision for 2012 as if the Company and the Predecessors were subject to income taxes since December 31, 2011. For 2011 comparative purposes, we have included pro forma financial data to give effect to income taxes assuming the earnings of the Company and the Predecessors had been subject to federal income tax as a subchapter C corporation since inception. If the earnings of the Company and the Predecessors had been subject to federal income tax as a subchapter C corporation since inception, we would have incurred net operating losses for income tax purposes in each period. We would have been in a net deferred tax asset, or DTA, position as a result of such tax losses and would have recorded a valuation allowance to reduce each period’s DTA balance to zero. A valuation allowance to reduce each period’s DTA would have resulted in an equal and offsetting credit for the respective expenses or an equal and offsetting debit for the respective benefits for income taxes, with the resulting tax expense for 2011 of zero. The unaudited pro forma data is presented for informational purposes only, and does not purport to project our results of operations for any future period or our financial position as of any future date. The pro forma tax provision has been calculated at a rate based upon a federal corporate level tax rate and a state tax rate, net of federal benefit, incorporating permanent differences. See Note 2 to our combined consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus.

(4)
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) before income taxes, gain/loss on derivative instruments, interest expense, depreciation, depletion and amortization, impairment of oil and gas properties, non-cash equity based compensation and asset retirement obligation accretion expense. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to similar measures in our revolving credit facility and the Indenture.

The following presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

	Year Ended December 31,
	2013	2012	2011
		(in thousands)
Net income (loss):	$54,587	$(36,521)	$(386)
Non-cash (gain) loss on derivative instruments, net	(5,346)	(8,057)	12,972
Loss on settlement of derivative instruments, net	7,218	5,440	37
Interest expense	8,059	3,610	2,528
Depreciation, depletion and amortization	66,597	26,273	16,104
Non-cash equity-based compensation expense	2,724	3,482	544
Capitalized equity-based compensation expense	(972)	(1,005)	(106)
Asset retirement obligation accretion expense	201	98	65
Provision for income taxes	31,754	54,903	—
Adjusted EBITDA	$164,822	$48,223	$31,758

Summary Reserve Data
The following table sets forth estimates of our net proved oil, natural gas and natural gas liquid reserves as of December 31, 2013, 2012 and 2011, and the present value of our reserves as of December 31, 2013, based on the reserve reports prepared by Ryder Scott. Each reserve report was prepared in accordance with the rules and regulations of the SEC. A copy of Ryder Scott’s report as of December 31, 2013 is included in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference in this prospectus. You should refer to “Risk Factors,” “Business—Oil and Natural Gas Data—Proved Reserves,” “Business—Oil and Natural Gas Production Prices and Production Costs—Production and Price History,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto included, as applicable, in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus, in evaluating the material presented below.

	As of December 31,
	2013	2012	2011
Estimated proved developed reserves:
Oil (Bbls)	19,789,965	7,189,367	3,949,099
Natural gas (Mcf)	31,428,756	12,864,941	5,285,945
Natural gas liquids (Bbls)	4,973,493	2,999,440	1,263,710
Total (BOE)	30,001,584	12,332,964	6,093,800
Estimated proved undeveloped reserves:
Oil (Bbls)	22,810,887	19,007,492	14,151,337
Natural gas (Mcf)	30,250,740	21,705,207	15,265,522
Natural gas liquids (Bbls)	5,732,231	5,251,989	3,785,849
Total (BOE)	33,584,908	27,877,016	20,481,440
Estimated Net Proved Reserves:
Oil (Bbls)	42,600,852	26,196,859	18,100,436
Natural gas (Mcf)	61,679,496	34,570,148	20,551,467
Natural gas liquids (Bbls)	10,705,724	8,251,429	5,049,559
Total (BOE)(1)	63,586,492	40,209,979	26,575,240

Percent proved developed	47.2%	30.7%	22.9%

PV-10 value(2)	$1,269,751,000
Standardized measure(3)	$975,639,000
_______________

(1)
Estimates of reserves as of December 31, 2013, 2012 and 2011 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12-month periods ended December 31, 2013, 2012 and 2011, respectively, in accordance with revised SEC guidelines applicable to reserve estimates as of the end of such periods. The unweighted arithmetic average first day of the month prices were $92.59 per Bbl for oil, $37.82 per Bbl for NGLs and $4.13 per Mcf for gas at December 31, 2013. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(2)
Represents present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proven reserves. The estimated future net revenues set forth above were determined by using reserve quantities of proved reserves and the periods in which they are expected to be developed and produced based on certain prevailing economic conditions. The estimated future production in our reserve report as of December 31, 2013 is priced based on the 12-month unweighted arithmetic average of the first-day-of-the month price for each month within such period, unless such prices were defined by contractual arrangements, as required by SEC regulations.

(3)
Represents present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proven reserves. The estimated future net revenues set forth above were determined by using reserve quantities of proved reserves and the periods in which they are expected to be developed and produced based on certain prevailing economic conditions. The estimated future production in our reserve report as of December 31, 2013 is priced based on the 12-month unweighted arithmetic average of the first-day-of-the month price for each month within such period, unless such prices were defined by contractual arrangements, as required by SEC regulations.
PV-10 is a non-GAAP measure because it excludes income tax effects. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. We have included a reconciliation of PV-10 to the most directly comparable GAAP measure-standardized measure of discounted future net cash flows. The following table reconciles the standardized measure of future net cash flows to the PV-10 value:

As of December 31, 2013
Standardized measure of discounted future net cash flows	$975,639,000
Add: Present value of future income tax discounted at 10%	$380,148,000
PV-10 value	$1,269,751,000

(4)
The standardized measure represents the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development, abandonment, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

RISK FACTORS
You should carefully consider each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus, including the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent filings with the SEC, before participating in the exchange offer. The risk factors set forth below are not the only risks that may affect our business. Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of the following risks occurs, our business, financial condition or results of operations could be negatively affected, the trading price of the Exchange Notes could decline, and you may lose all or part of your investment. Information contained in this section may be considered “forward-looking statements.” See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.
Risks Related to the Oil and Natural Gas Industry and Our Business
A significant portion of our net leasehold acreage is undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could cause us to lose rights under our leases as well as have a material adverse effect on our oil and natural gas reserves and future production and, therefore, our future cash flow and income.
A significant portion of our net leasehold acreage is undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves. In addition, many of our oil and natural gas leases require us to drill wells that are commercially productive, and if we are unsuccessful in drilling such wells, we could lose our rights under such leases. Our future oil and natural gas reserves and production and, therefore, our future cash flow and income are highly dependent on successfully developing our undeveloped leasehold acreage.
Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in our oil and natural gas reserves.
The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. In 2013, our total capital expenditures, including expenditures for leasehold acquisitions, drilling and infrastructure, were approximately $937.7 million. Our 2014 capital budget for drilling, completion and infrastructure, including investments in water disposal infrastructure and gathering line projects, is currently estimated to be approximately $425.0 million to $475.0 million, representing an increase of 48% over our 2013 capital budget. Since completing our initial public offering in October 2012, we have financed capital expenditures primarily with borrowings under our revolving credit facility, cash generated by operations and the net proceeds from offerings of our common stock and the Initial Notes.
We intend to finance our capital expenditures with cash flow from operations, proceeds from offerings of our debt and equity securities and borrowings under our revolving credit facility. Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the volume of oil and natural gas we are able to produce from existing wells;

•	the prices at which our oil and natural gas are sold;

•	our ability to acquire, locate and produce new reserves; and

•	our ability to borrow under our revolving credit facility.
We cannot assure you that our operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Further, our actual capital expenditures in 2014 could exceed our capital expenditure budget. In the event our capital expenditure requirements at any time are greater than the amount of capital we have available, we could be required to seek additional sources of capital, which may include traditional reserve base borrowings, debt financing, joint venture partnerships, production payment financings, sales of assets, offerings of debt or equity securities or other means. We cannot assure you that we will be able to obtain debt or equity financing on terms favorable to us, or at all.
If we are unable to fund our capital requirements, we may be required to curtail our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves, or we may be otherwise unable to implement our development plan, complete acquisitions or take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations. In addition, a delay in or the failure to complete proposed or future infrastructure projects could delay or eliminate potential efficiencies and related cost savings.
Our success depends on finding, developing or acquiring additional reserves.
Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we undertake development, exploration and other replacement activities or use third parties to accomplish these activities. We have made, and expect to make in the future, substantial capital expenditures in our business and operations for the development, production, exploration and acquisition of oil and natural gas reserves. We may not have sufficient resources to acquire additional reserves or to undertake exploration, development, production or other replacement activities, such activities may not result in significant additional reserves and we may not have success drilling productive wells at low finding and development costs. If we are unable to replace our current production, the value of our reserves will decrease, and our business, financial condition and results of operations would be adversely affected. Furthermore, although our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.
Our failure to successfully identify, complete and integrate future acquisitions of properties or businesses could reduce our earnings and slow our growth.
There is intense competition for acquisition opportunities in our industry. The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and natural gas prices and their applicable differentials;

•	operating costs; and

•	potential environmental and other liabilities.
The accuracy of these assessments is inherently uncertain and we may not be able to identify attractive acquisition opportunities. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms.

Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel and facilities. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with regulatory requirements may impose substantial additional obligations on us and our management, cause us to expend additional time and resources in compliance activities and increase our exposure to penalties or fines for non-compliance with such additional legal requirements. Further, the success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions.
No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to integrate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations. The inability to effectively manage the integration of acquisitions, including our recently completed acquisitions, could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.
Properties we acquire may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties that we acquire or obtain protection from sellers against such liabilities.
Acquiring oil and natural gas properties requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.
Our analysis of the acreage subject to the recently completed Martin County acquisitions was based in part on information provided to us by the sellers and the limited representations, warranties and indemnifications of the sellers contained in the purchase agreements, which may prove to be incorrect, resulting in our not realizing the expected benefits of these acquisitions.
Our analysis of the acreage subject to the recently completed Martin County acquisitions, including our estimates of the associated proved reserves, is based in part on information provided to us by the sellers, including historical production data. Our independent reserve engineers have not reviewed, nor have they provided any estimates with respect to, the assets subject to these acquisitions. As a result, the assumptions on which our internal estimates of proved reserves and horizontal drilling locations included in or incorporated by reference into this prospectus have been based may prove to be incorrect in a number of material ways, resulting in our not realizing our expected benefits of these acquisitions. In addition, the representations, warranties and indemnities of the sellers contained in the purchase agreements are limited and we may not have recourse against the sellers in the event that the acreage does not perform as expected.
We may incur losses as a result of title defects in the properties in which we invest.
It is our practice in acquiring oil and natural gas leases or interests not to incur the expense of retaining lawyers to examine the title to the mineral interest. Rather, we rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest. The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition.
Prior to the drilling of an oil or natural gas well, however, it is the normal practice in our industry for the person or company acting as the operator of the well to obtain a preliminary title review to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in the assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.
Our project areas, which are in various stages of development, may not yield oil or natural gas in commercially viable quantities.
Our project areas are in various stages of development, ranging from project areas with current drilling or production activity to project areas that consist of recently acquired leasehold acreage or that have limited drilling or production history. From inception through December 31, 2013, we drilled a total of 270 gross wells and participated in an additional 22 gross non-operated wells, of which 277 wells were completed as producing wells and 15 wells were in various stages of completion. If the wells in the process of being completed do not produce sufficient revenues to return a profit or if we drill dry holes in the future, our business may be materially affected.
Our identified potential drilling locations, which are part of our anticipated future drilling plans, are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.
As of December 31, 2013, we had 848 gross (791 net) identified potential vertical drilling locations on our existing acreage based on 40-acre spacing, an additional 1,128 gross (1,027 net) identified potential vertical drilling locations based on 20-acre downspacing and we have also identified 1,430 gross (1,148 net) potential horizontal drilling locations in multiple horizons on our acreage. As of December 31, 2013, only 206 of our gross identified potential vertical drilling locations and 43 of our identified potential horizontal drilling locations were attributed to proved reserves. These drilling locations, including those without proved undeveloped reserves, represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, construction of infrastructure, inclement weather, regulatory changes and approvals, oil and natural gas prices, costs, drilling results and the availability of water. Further, our identified potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional interpretation. In addition, we have identified 1,076 horizontal drilling locations in intervals in which we have drilled very few or no wells, which are necessarily more speculative and based in part on results from other operators whose acreage may not be consistent with ours.
We cannot predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable or whether wells drilled on 20-acre downspacing will produce at the same rates as those on 40-acre spacing. The use of technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, possibly resulting in a reduction in production from the well or abandonment of the well. If we drill additional wells that we identify as dry holes in our current and future drilling locations, our drilling success rate may decline and materially harm our business. While through December 31, 2013 we were the operator of or have participated in a total of 49 horizontal wells on our acreage, we cannot assure you that the analogies we draw from available data from these or other wells, more fully explored locations or producing fields will be applicable to our drilling locations. Further, initial production rates reported by us or other operators in the Permian Basin may not be indicative of future or long-term production rates. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.
Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. In a highly competitive market for acreage, failure to drill sufficient wells to hold acreage may result in a substantial lease renewal cost or, if renewal is not feasible, loss of our lease and prospective drilling opportunities.
Leases on oil and natural gas properties typically have a term of three to five years, after which they expire unless, prior to expiration, production is established within the spacing units covering the undeveloped acres. As of December 31, 2013, we had leases representing 1,926 net acres expiring in 2014, 19,604 net acres expiring in 2015, 11,725 net acres expiring in 2016, 1,180 net acres expiring in 2017 and no net acres expiring in 2018. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. Any reduction in our current drilling program, either through a reduction in capital expenditures or the unavailability of drilling rigs, could result in the loss of acreage through lease expirations. In addition, in order to hold our current leases expiring in 2014 and 2015, we will need to operate at least a four-rig program. We cannot assure you that we will have the liquidity to deploy these rigs in this time frame, or that commodity prices will warrant operating such a drilling program. Any such losses of leases could materially and adversely affect the growth of our asset basis, cash flows and results of operations.
The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability.
Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend significantly upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control, including:

•	the domestic and foreign supply of oil and natural gas;

•	the level of prices and expectations about future prices of oil and natural gas;

•	the level of global oil and natural gas exploration and production;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	the price and quantity of foreign imports;

•	political and economic conditions in oil producing countries, including the Middle East, Africa, South America and Russia;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	speculative trading in crude oil and natural gas derivative contracts;

•	the level of consumer product demand;

•	weather conditions and other natural disasters;

•	risks associated with operating drilling rigs;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	domestic and foreign governmental regulations and taxes;

•	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

•	the proximity, cost, availability and capacity of oil and natural gas pipelines and other transportation facilities;

•	the price and availability of alternative fuels; and

•	overall domestic and global economic conditions.
These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. For example, during the past five years, the posted price for West Texas intermediate light sweet crude oil, which we refer to as West Texas Intermediate or WTI, has ranged from a low of $34.03 per barrel, or Bbl, in February 2009 to a high of $113.39 per Bbl in April 2011. The Henry Hub spot market price of natural gas has ranged from a low of $1.82 per million British thermal units, or MMBtu, in April 2012 to a high of $7.51 per MMBtu in January 2010. During 2013, West Texas Intermediate prices ranged from $86.65 to $110.62 per Bbl and the Henry Hub spot market price of natural gas ranged from $3.08 to $4.52 per MMBtu. On December 31, 2013, the West Texas Intermediate posted price for crude oil was $98.17 per Bbl and the Henry Hub spot market price of natural gas was $4.31 per MMBtu. Any substantial decline in the price of oil and natural gas will likely have a material adverse effect on our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves. In addition, lower oil and natural gas prices may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our production estimates change or our exploration or development results deteriorate, full cost accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties.
We have entered into price swap derivatives and may in the future enter into forward sale contracts or additional price swap derivatives for a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and natural gas.
We use price swap derivatives to reduce price volatility associated with certain of our oil sales. Under these swap contracts, we receive a fixed price per barrel of oil and pay a floating market price per barrel of oil to the counterparty based on New York Mercantile Exchange West Texas Intermediate pricing, Argus Louisiana light sweet pricing or Inter-Continental Exchange, or ICE, pricing for Brent crude oil. The fixed-price payment and the floating-price payment are offset, resulting in a net amount due to or from the counterparty.
As of December 31, 2013, we have crude oil swap contracts in place covering Argus Louisiana light sweet crude oil priced at a weighted average price of $98.78 for 944,000 aggregate Bbls for the production period of January–December 2014, and a price of $101.00 per Bbl for 31,000 aggregate Bbls for the production period of January 2015. As of December 31, 2013, we also have a crude oil swap contract in place covering ICE Brent crude oil priced at a price of $109.70 for 120,000 Bbls for the production period of January—April 2014. Our current goal is to hedge from 40% to 70% of our production. The contracts described above and any future economic hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. In addition, these arrangements may limit the benefit to us of increases in the price of oil. Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our derivative instruments.
Our derivative transactions expose us to counterparty credit risk.
Our derivative transactions expose us to risk of financial loss if a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make them unable to perform under the terms of the derivative contract and we may not be able to realize the benefit of the derivative contract.

The inability of one or more of our customers to meet their obligations may adversely affect our financial results.
In addition to credit risk related to receivables from commodity derivative contracts, our principal exposure to credit risk is through receivables from joint interest owners on properties we operate (approximately $12.2 million at December 31, 2013) and receivables from purchasers of our oil and natural gas production (approximately $24.8 million at December 31, 2013). Joint interest receivables arise from billing entities that own partial interests in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we wish to drill. We are generally unable to control which co-owners participate in our wells.
We are also subject to credit risk due to the concentration of our oil and natural gas receivables with several significant customers. For the year ended December 31, 2013, two purchasers accounted for more than 10% of our revenue: Plains Marketing, L.P. (37%); and Shell Trading (US) Company (37%). For the year ended December 31, 2012, three purchasers accounted for more than 10% of our revenue: Plains Marketing, L.P. (53%); Occidental Energy Marketing, Inc. (16%); and Andrews Oil Buyers, Inc. (10%). For the year ended December 31, 2011, one purchaser, Windsor Midstream LLC, an entity controlled by Wexford, our equity sponsor, accounted for approximately 79% of our revenue. No other customer accounted for more than 10% of our revenue during these periods. This concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Current economic circumstances may further increase these risks. We do not require our customers to post collateral. The inability or failure of our significant customers or joint working interest owners to meet their obligations to us or their insolvency or liquidation may materially adversely affect our financial results.
Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value.
We account for our oil and natural gas producing activities using the full cost method of accounting. Accordingly, all costs incurred in the acquisition, exploration and development of proved oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs and annual lease rentals are capitalized. We also capitalize direct operating costs for services performed with internally owned drilling and well servicing equipment. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Income from services provided to working interest owners of properties in which we also own an interest, to the extent they exceed related costs incurred, are accounted for as reductions of capitalized costs of oil and natural gas properties. Depletion of evaluated oil and natural gas properties is computed on the units of production method, whereby capitalized costs plus estimated future development costs are amortized over total proved reserves. The average depletion rate per barrel equivalent unit of production was $24.63, $23.90 and $25.41 for the years ended December 31, 2013, 2012 and 2011, respectively. Depreciation, depletion and amortization expense for oil and natural gas properties for the years ended December 31, 2013, 2012 and 2011 was $65.8 million, $25.8 million and $15.4 million, respectively.
The net capitalized costs of proved oil and natural gas properties are subject to a full cost ceiling limitation in which the costs are not allowed to exceed their related estimated future net revenues discounted at 10%. To the extent capitalized costs of evaluated oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment, exceed the discounted future net revenues of proved oil and natural gas reserves, the excess capitalized costs are charged to expense. Beginning December 31, 2009, we have used the unweighted arithmetic average first day of the month price for oil and natural gas for the 12-month period preceding the calculation date in estimating discounted future net revenues.
No impairment on proved oil and natural gas properties was recorded for the years ended December 31, 2013, 2012 and 2011. We may, however, experience ceiling test write downs in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Method of accounting for oil and natural gas properties” in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference into this prospectus for a more detailed description of our method of accounting.
Our estimated reserves and EURs are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.
Oil and natural gas reserve engineering is not an exact science and requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, ultimate recoveries and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may be incorrect. Our historical estimates of proved reserves as of December 31, 2013, 2012 and 2011 are based on reports prepared by Ryder Scott, which conducted a well-by-well review of all our properties for the periods covered by its reserve reports using information provided by us. The EURs for our horizontal wells and the proved reserves attributable to our recently completed acquisitions in Martin County are based on management’s internal estimates. Over time, we may make material changes to reserve estimates taking into account the results of actual drilling, testing and production. Also, certain assumptions regarding future oil and natural gas prices, production levels and operating and development costs may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of future net cash flows. A substantial portion of our reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of oil and natural gas that we ultimately recover being different from our reserve estimates.
The estimates of reserves as of December 31, 2013, 2012 and 2011 included in this prospectus were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12-month periods December 31, 2013, 2012 and 2011, respectively, in accordance with the revised SEC guidelines applicable to reserve estimates for such periods. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for unproved undeveloped acreage. The reserve estimates represent our net revenue interest in our properties.
The timing of both our production and our incurrence of costs in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves.
The standardized measure of our estimated proved reserves and our PV-10 are not necessarily the same as the current market value of our estimated proved oil reserves.
The present value of future net cash flow from our proved reserves, or standardized measure, and our related PV-10 calculation, may not represent the current market value of our estimated proved oil reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flow from our estimated proved reserves on the 12-month average oil index prices, calculated as the unweighted arithmetic average for the first-day-of-the-month price for each month and costs in effect as of the date of the estimate, holding the prices and costs constant throughout the life of the properties.
Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than current estimates. In addition, the 10% discount factor we use when calculating discounted future net cash flow for reporting requirements in compliance with the Financial Accounting Standard Board Codification 932, “Extractive Activities—Oil and Gas,” may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.
SEC rules could limit our ability to book additional proved undeveloped reserves in the future.
SEC rules require that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. This requirement has limited and may continue to limit our ability to book additional proved undeveloped reserves as we pursue our drilling program. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill those wells within the required five-year timeframe.
The development of our proved undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate.
Approximately 53% of our total estimated proved reserves as of December 31, 2013, were proved undeveloped reserves and may not be ultimately developed or produced. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data included in the reserve reports of our independent petroleum engineers assume that substantial capital expenditures are required to develop such reserves. We cannot be certain that the estimated costs of the development of these reserves are accurate, that development will occur as scheduled or that the results of such development will be as estimated. Delays in the development of our reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the future net revenues of our estimated proved undeveloped reserves and may result in some projects becoming uneconomical. In addition, delays in the development of reserves could force us to reclassify certain of our proved reserves as unproved reserves.

Our producing properties are located in the Permian Basin of West Texas, making us vulnerable to risks associated with operating in a single geographic area. In addition, we have a large amount of proved reserves attributable to a small number of producing horizons within this area.
All of our producing properties are geographically concentrated in the Permian Basin of West Texas. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations or interruption of the processing or transportation of crude oil, natural gas or natural gas liquids. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.
In addition to the geographic concentration of our producing properties described above, as of December 31, 2013, all of our proved reserves were attributable to the Wolfberry play. This concentration of assets within a small number of producing horizons exposes us to additional risks, such as changes in field-wide rules and regulations that could cause us to permanently or temporarily shut-in all of our wells within a field.
We depend upon several significant purchasers for the sale of most of our oil and natural gas production. The loss of one or more of these purchasers could, among other factors, limit our access to suitable markets for the oil and natural gas we produce.
The availability of a ready market for any oil and/or natural gas we produce depends on numerous factors beyond the control of our management, including but not limited to the extent of domestic production and imports of oil, the proximity and capacity of natural gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and natural gas production and federal regulation of natural gas sold in interstate commerce. In addition, we depend upon several significant purchasers for the sale of most of our oil and natural gas production. For the year ended December 31, 2013, two purchasers accounted for more than 10% of our revenue: Plains Marketing, L.P. (37%); and Shell Trading (US) Company (37%). For the year ended December 31, 2012, three purchasers accounted for more than 10% of our revenue: Plains Marketing, L.P. (53%); Occidental Energy Marketing, Inc. (16%); and Andrews Oil Buyers, Inc. (10%). For the year ended December 31, 2011, one purchaser, Windsor Midstream LLC, an entity controlled by Wexford, our equity sponsor, accounted for approximately 79% of our revenue. No other customer accounted for more than 10% of our revenue during these periods. We cannot assure you that we will continue to have ready access to suitable markets for our future oil and natural gas production.
The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies, oilfield services or personnel may restrict our operations.
The oil and natural gas industry is cyclical, which can result in shortages of drilling rigs, equipment, raw materials (particularly sand and other proppants), supplies and personnel. When shortages occur, the costs and delivery times of rigs, equipment and supplies increase and demand for, and wage rates of, qualified drilling rig crews also rise with increases in demand. We cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, we rely on independent third party service providers to provide most of the services necessary to drill new wells. If we are unable to secure a sufficient number of drilling rigs at reasonable costs, our financial condition and results of operations could suffer, and we may not be able to drill all of our acreage before our leases expire. In addition, we do not have long-term contracts securing the use of our existing rigs, and the operator of those rigs may choose to cease providing services to us. In addition, although we intend to increase the number of rigs we have operating in 2014, we cannot guarantee that we will be able to do so. Shortages of drilling rigs, equipment, raw materials (particularly sand and other proppants), supplies, personnel, trucking services, tubulars, fracking and completion services and production equipment could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.
Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.
Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Historically, we have been able to purchase water from local land owners for use in our operations. During the last two years, Texas has experienced extreme drought conditions. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. If we are unable to obtain water to use in our operations from local sources, or we are unable to effectively utilize flowback water, we may be unable to economically drill for or produce oil and natural gas, which could have an adverse effect on our financial condition, results of operations and cash flows.
Declining general economic, business or industry conditions may have a material adverse effect on our results of operations, liquidity and financial condition.
Concerns over global economic conditions, energy costs, geopolitical issues, inflation, the availability and cost of credit, the European debt crisis, the United States mortgage market and a weak real estate market in the United States have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of oil, natural gas and natural gas liquids, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a recession. In addition, continued hostilities in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the economies of the United States and other countries. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates further, worldwide demand for petroleum products could diminish, which could impact the price at which we can sell our oil, natural gas and natural gas liquids, affect the ability of our vendors, suppliers and customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.
Our business is difficult to evaluate because we have a limited operating history.
Diamondback Energy, Inc. was incorporated in Delaware on December 30, 2011. Prior to October 11, 2012, all of our historical oil and natural gas assets, operations and results described in this prospectus were those of Windsor Permian and Windsor UT which, prior to our initial public offering, were entities controlled by our equity sponsor, Wexford. Immediately prior to the effectiveness of the registration statement relating to our initial public offering, Windsor Permian became our wholly-owned subsidiary and we acquired the oil and natural gas assets of Gulfport located in the Permian Basin in the Gulfport transaction. The oil and natural gas properties described in this prospectus have been acquired by Windsor Permian, Gulfport and Windsor UT since December 2007. As a result, there is only limited historical financial and operating information available upon which to base your evaluation of our performance.
We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.
As a recently-formed company, growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.
We have incurred losses from operations during certain periods since our inception and may do so in the future.
We incurred a net loss of $36.5 million for the year ended December 31, 2012. Our development of and participation in an increasingly larger number of drilling locations has required and will continue to require substantial capital expenditures. The uncertainty and risks described in this prospectus may impede our ability to economically find, develop and acquire oil and natural gas reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from our operating activities in the future.
Part of our strategy involves drilling in existing or emerging shale plays using the latest available horizontal drilling and completion techniques; therefore, the results of our planned exploratory drilling in these plays are subject to risks associated with drilling and completion techniques and drilling results may not meet our expectations for reserves or production.
Our operations involve utilizing the latest drilling and completion techniques as developed by us and our service providers. Risks that we face while drilling include, but are not limited to, landing our well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage. In addition, to the extent we engage in horizontal drilling, those activities may adversely affect our ability to successfully drill in one or more of our identified vertical drilling locations. Furthermore, certain of the new techniques we are adopting, such as infill drilling and multi-well pad drilling, may cause irregularities or interruptions in production due to, in the case of infill drilling, offset wells being shut in and, in the case of multi-well pad drilling, the time required to drill and complete multiple wells before any such wells begin producing. The results of our drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas often have limited or no production history and consequently we are less able to predict future drilling results in these areas.
Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems, and/or declines in natural gas and oil prices, the return on our investment in these areas may not be as attractive as we anticipate. Further, as a result of any of these developments we could incur material write-downs of our oil and natural gas properties and the value of our undeveloped acreage could decline in the future.
Conservation measures and technological advances could reduce demand for oil and natural gas.
Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on our business, financial condition, results of operations and cash flows.
The marketability of our production is dependent upon transportation and other facilities, certain of which we do not control. If these facilities are unavailable, our operations could be interrupted and our revenues reduced.
The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Our oil production is transported from the wellhead to our tank batteries by our gathering system. Our purchasers then transport the oil by truck to a pipeline for transportation. Our natural gas production is generally transported by our gathering lines from the wellhead to an interconnection point with the purchaser. We do not control these trucks and other third party transportation facilities and our access to them may be limited or denied. Insufficient production from our wells to support the construction of pipeline facilities by our purchasers or a significant disruption in the availability of our or third party transportation facilities or other production facilities could adversely impact our ability to deliver to market or produce our oil and natural gas and thereby cause a significant interruption in our operations. For example, on certain occasions we have experienced high line pressure at our tank batteries with occasional flaring due to the inability of the gas gathering systems in the areas in which we operate to support the increased production of natural gas in the Permian Basin. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, we may be required to shut in or curtail production. In addition, the amount of oil and natural gas that can be produced and sold may be subject to curtailment in certain other circumstances outside of our control, such as pipeline interruptions due to maintenance, excessive pressure, ability of downstream processing facilities to accept unprocessed gas, physical damage to the gathering or transportation system or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months, and in many cases, we are provided with limited, if any, notice as to when these circumstances will arise and their duration. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from our fields, would adversely affect our financial condition and results of operations.
Our operations are subject to various governmental laws and regulations which require compliance that can be burdensome and expensive.
Our oil and natural gas operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation, remediation, emission and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, permit revocations, requirements for additional pollution controls and injunctions limiting or prohibiting some or all of our operations. Moreover, these laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue. See “Business—Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference herein for a description of the laws and regulations that affect us.
Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.
Hydraulic fracturing is an important common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The federal Safe Drinking Water Act, or SDWA, regulates the underground injection of substances through the Underground Injection Control, or UIC, program. Hydraulic fracturing is generally exempt from regulation under the UIC program, and the hydraulic fracturing process is typically regulated by state oil and natural gas commissions. The Environmental Protection Agency, or EPA, however, has recently taken the position that hydraulic fracturing with fluids containing diesel fuel is subject to regulation under the UIC program, specifically as “Class II” UIC wells. At the same time, the White House Council on Environmental Quality is conducting an administration-wide review of hydraulic fracturing practices and the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities. Moreover, the EPA announced on October 20, 2011 that it is also launching a study regarding wastewater resulting from hydraulic fracturing activities and currently plans to propose standards by 2014 that such wastewater must meet before being transported to a treatment plant. As part of these studies, the EPA has requested that certain companies provide them with information concerning the chemicals used in the hydraulic fracturing process. These studies, depending on their results, could spur initiatives to regulate hydraulic fracturing under the SDWA or otherwise.
Legislation to amend the SDWA to repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress.
On August 16, 2012, the EPA published final regulations under the federal Clean Air Act that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA’s rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, or VOCs, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The final rule seeks to achieve a 95% reduction in VOCs emitted by requiring the use of reduced emission completions or “green completions” on all hydraulically-fractured wells constructed or refractured after January 1, 2015. The rules also establish specific new requirements regarding emissions from compressors, controllers, dehydrators, storage tanks and other production equipment. These rules will require a number of modifications to our operations, including the installation of new equipment to control emissions from our wells by January 1, 2015. The EPA received numerous requests for reconsideration of these rules from both industry and the environmental community, and court challenges to the rules were also filed. The EPA intends to issue revised rules that are likely responsive to some of these requests. For example, on April 12, 2013, the EPA published a proposed amendment extending compliance dates for certain storage vessels. The final revised rules could require modifications to our operations or increase our capital and operating costs without being offset by increased product capture. At this point, we cannot predict the final regulatory requirements or the cost to comply with such requirements with any certainty. In addition, the U.S. Department of the Interior published a revised proposed rule on May 24, 2013 that would update existing regulation of hydraulic fracturing activities on federal lands, including requirements for disclosure, well bore integrity and handling of flowback water.
In addition, there are certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The federal government is currently undertaking several studies of hydraulic fracturing’s potential impacts, the results of which are expected in 2014.
These ongoing or proposed studies, depending on their degree of pursuit and whether any meaningful results are obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory authorities. The U.S. Department of Energy has conducted an investigation into practices the agency could recommend to better protect the environment from drilling using hydraulic-fracturing completion methods. Additionally, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources, the SEC to investigate the natural gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shale formations by means of hydraulic fracturing, and the U.S. Energy

Information Administration to provide a better understanding of that agency’s estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates.
Several states, including Texas, have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Railroad Commission recently adopted rules and regulations requiring that well operators disclose the list of chemical ingredients subject to the requirements of federal Occupational Safety and Health Act, or OSHA, to state regulators and on a public internet website. We plan to use hydraulic fracturing extensively in connection with the development and production of certain of our oil and natural gas properties and any increased federal, state, local, foreign or international regulation of hydraulic fracturing could reduce the volumes of oil and natural gas that we can economically recover, which could materially and adversely affect our revenues and results of operations.
There has been increasing public controversy regarding hydraulic fracturing with regard to the use of fracturing fluids, impacts on drinking water supplies, use of water and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated across the country implicating hydraulic fracturing practices. If new laws or regulations are adopted that significantly restrict hydraulic fracturing, such laws could make it more difficult or costly for us to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, if hydraulic fracturing is further regulated at the federal or state level, our fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause us to incur substantial compliance costs, and compliance or the consequences of any failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the impact on our business of newly enacted or potential federal or state legislation governing hydraulic fracturing.
Our operations may be exposed to significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our business activities.
We may incur significant delays, costs and liabilities as a result of federal, state and local environmental, health and safety requirements applicable to our exploration, development and production activities. These laws and regulations may, among other things: (i) require us to obtain a variety of permits or other authorizations governing our air emissions, water discharges, waste disposal or other environmental impacts associated with drilling, producing and other operations; (ii) regulate the sourcing and disposal of water used in the drilling, fracturing and completion processes; (iii) limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; (iv) require remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; and/or (v) impose substantial liabilities for spills, pollution or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of oil or natural gas production. These laws and regulations are complex, change frequently and have tended to become increasingly stringent over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and, in some instances, issuance of orders or injunctions limiting or requiring discontinuation of certain operations. Under certain environmental laws that impose strict as well as joint and several liability, we may be required to remediate contaminated properties currently or formerly operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. In addition, the risk of accidental and/or unpermitted spills or releases from our operations could expose us to significant liabilities, penalties and other sanctions under applicable laws. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business, prospects, financial condition or results of operations could be materially adversely affected.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in some of the areas where we operate.
Oil and natural gas operations in our operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where we operate as threatened or endangered could cause us to incur increased costs arising from species protection measures or could result in limitations on our exploration and production activities that could have an adverse impact on our ability to develop and produce our reserves.
The adoption of derivatives legislation by the U.S. Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.
The adoption of derivatives legislation by the U.S. Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business. The U.S. Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (HR 4173), which, among other provisions, establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The legislation was signed into law by the President on July 21, 2010. In its rulemaking under the legislation, the Commodities Futures Trading Commission, or CFTC, has issued a final rule on position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents (with exemptions for certain bona fide hedging transactions). The CFTC’s final rule was set aside by the U.S. District Court for the District of Columbia on September 28, 2012 and remanded to the CFTC to resolve ambiguity as to whether statutory requirements for such limits to be determined necessary and appropriate were satisfied. As a result, the rule has not yet taken effect, although the CFTC has indicated that it intends to appeal the court’s decision and that it believes the Dodd-Frank Act requires it to impose position limits. The impact of such regulations upon our business is not yet clear. Certain of our hedging and trading activities and those of our counterparties may be subject to the position limits, which may reduce our ability to enter into hedging transactions.
In addition, the Dodd-Frank Act does not explicitly exempt end users (such as us) from the requirement to use cleared exchanges, rather than hedging over-the-counter, and the requirements to post margin in connection with hedging activities. While it is not possible at this time to predict when the CFTC will finalize certain other related rules and regulations, the Dodd-Frank Act and related regulations may require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our derivative activities, although whether these requirements will apply to our business is uncertain at this time. If the regulations ultimately adopted require that we post margin for our hedging activities or require our counterparties to hold margin or maintain capital levels, the cost of which could be passed through to us, or impose other requirements that are more burdensome than current regulations, our hedging would become more expensive and we may decide to alter our hedging strategy. The financial reform legislation may also require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our existing or future derivative activities, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our derivative contracts in existence at that time, and increase our exposure to less creditworthy counterparties. If we reduce or change the way we use derivative instruments as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Proposed changes to U.S. tax laws, if adopted, could have an adverse effect on our business, financial condition, results of operations and cash flows.
The U.S. President’s Fiscal Year 2014 Budget Proposal includes provisions that would, if enacted, make significant changes to U.S. tax laws. These changes include, but are not limited to, (i) eliminating the immediate deduction for intangible drilling and development costs, (ii) eliminating the deduction from income for domestic production activities relating to oil and natural gas exploration and development, (iii) the repeal of the percentage depletion allowance for oil and natural gas properties, (iv) an extension of the amortization period for certain geological and geophysical expenditures and (iv) implementing certain international tax reforms. These proposed changes in the U.S. tax laws, if adopted, or other similar changes that reduce or eliminate deductions currently available with respect to oil and natural gas exploration and development, could adversely affect our business, financial condition, results of operations and cash flows.
The adoption of climate change legislation by Congress could result in increased operating costs and reduced demand for the oil and natural gas we produce.
In December 2009, the EPA issued an Endangerment Finding that determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because, according to the EPA, emissions of such gases contribute to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. Subsequently, the EPA adopted two sets of related rules, one of which purports to regulate emissions of GHGs from motor vehicles and the other of which regulates emissions of GHGs from certain large stationary sources of emissions such as power plants or industrial facilities. The EPA finalized the motor vehicle rule in April 2010 and it became effective in January 2011. The EPA adopted the stationary source rule, also known as the “Tailoring Rule,” in May 2010, and it also became effective in January 2011, although on October 15, 2013, the U.S. Supreme Court announced it will review aspects of the Rule in 2014. Additionally, in September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010.
The EPA has continued to adopt GHG regulations of other industries, such as the September 2013 proposed GHG rule that, if finalized, would set new source performance standards for new coal-fired and natural-gas fired power plants, which could have an adverse effect on our financial condition and results of operations. As a result of this continued regulatory focus, future GHG regulations of the oil and gas industry remain a possibility. In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Although the U.S. Congress has not adopted such legislation at this time, it may do so in the future and many states continue to pursue regulations to reduce greenhouse gas emissions. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances corresponding with their annual emissions of GHGs. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly.
Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry, and state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.
In addition, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornados and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with our production and increase our costs and damage resulting from extreme weather may not be fully insured. However, at this time, we are unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting our operations.
A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.
Section 1(b) of the Natural Gas Act of 1938, or the NGA, exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission, or FERC. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish whether a pipeline performs a gathering function and therefore is exempt from FERC’s jurisdiction under the NGA. However, the distinction between FERC—regulated transmission services and federally unregulated gathering services is a fact-based determination. The classification of facilities as unregulated gathering is the subject of ongoing litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts or Congress, which could cause our revenues to decline and operating expenses to increase and may materially adversely affect our business, financial condition or results of operations. In addition, FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdictional facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject us to civil penalty liability, which could have a material adverse effect on our business, financial condition or results of operations.
We operate in areas of high industry activity, which may affect our ability to hire, train or retain qualified personnel needed to manage and operate our assets.
Our operations and drilling activity are concentrated in the Permian Basin in West Texas, an area in which industry activity has increased rapidly. As a result, demand for qualified personnel in this area, and the cost to attract and retain such personnel, has increased over the past few years due to competition and may increase substantially in the future. Moreover, our competitors may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer.
Any delay or inability to secure the personnel necessary for us to continue or complete our current and planned development activities could lead to a reduction in production volumes. Any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on our business, financial condition and results of operations.
We rely on a few key employees whose absence or loss could adversely affect our business.
Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services could adversely affect our business. In particular, the loss of the services of one or more members of our executive team, including our Chief Executive Officer, Travis D. Stice, could disrupt our operations. We have employment agreements with these executives which contain restrictions on competition with us in the event they cease to be employed by us. However, as a practical matter, such employment agreements may not assure the retention of our employees. Further, we do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.
A significant reduction by Wexford of its ownership interest in us could adversely affect us
Prior to October 11, 2012, Wexford beneficially owned 100% of our equity interests. Upon completion of our initial public offering, Wexford beneficially owned approximately 44.4% of our common stock. As of March 1, 2013, Wexford beneficially owned approximately 21% of our common stock. Further, the Chairman of our Board of Directors is an affiliate of Wexford. We believe that Wexford’s substantial ownership interest in us provides Wexford with an economic incentive to assist us to be successful. Wexford is not subject to any obligation to maintain its ownership interest in us and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce its ownership interest in us. If Wexford sells all or a substantial portion of its ownership interest in us, Wexford may have less incentive to assist in our success and its affiliate(s) that serve as members of our board of directors may resign. Such actions could adversely affect our ability to successfully implement our business strategies which could adversely affect our cash flows or results of operations. We also receive certain services, including drilling services from entities controlled by Wexford. These service contracts may generally be terminated on 30-days’ notice. In the event Wexford ceases to own a significant ownership interest in us, such services may not be available to us on terms acceptable to us, if at all.
Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that may result in a total loss of investment and adversely affect our business, financial condition or results of operations.
Our drilling activities are subject to many risks. For example, we cannot assure you that new wells drilled by us will be productive or that we will recover all or any portion of our investment in such wells. Drilling for oil and natural gas often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient oil or natural gas to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or that it can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond our control, and increases in those costs can adversely affect the economics of a project. Further, our drilling and producing operations may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

•	unusual or unexpected geological formations;

•	loss of drilling fluid circulation;

•	title problems;

•	facility or equipment malfunctions;

•	unexpected operational events;

•	shortages or delivery delays of equipment and services;

•	compliance with environmental and other governmental requirements; and

•	adverse weather conditions.
Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties.
Our development and exploratory drilling efforts and our well operations may not be profitable or achieve our targeted returns.
Historically, we have acquired significant amounts of unproved property in order to further our development efforts and expect to continue to undertake acquisitions in the future. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We acquire unproved properties and lease undeveloped acreage that we believe will enhance our growth potential and increase our earnings over time. However, we cannot assure you that all prospects will be economically viable or that we will not abandon our investments. Additionally, we cannot assure you that unproved property acquired by us or undeveloped acreage leased by us will be profitably developed, that new wells drilled by us in prospects that we pursue will be productive or that we will recover all or any portion of our investment in such unproved property or wells.
Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient commercial quantities to cover the drilling, operating and other costs. The cost of drilling, completing and operating a well is often uncertain, and many factors can adversely affect the economics of a well or property. Drilling operations may be curtailed, delayed or canceled as a result of unexpected drilling conditions, equipment failures or accidents, shortages of equipment or personnel, environmental issues and for other reasons. In addition, wells that are profitable may not meet our internal return targets, which are dependent upon the current and expected future market prices for oil and natural gas, expected costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost.
Operating hazards and uninsured risks may result in substantial losses and could prevent us from realizing profits.
Our operations are subject to all of the hazards and operating risks associated with drilling for and production of oil and natural gas, including the risk of fire, explosions, blowouts, surface cratering, uncontrollable flows of natural gas, oil and formation water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as oil spills, gas leaks and ruptures or discharges of toxic gases. In addition, our operations are subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations.
We endeavor to contractually allocate potential liabilities and risks between us and the parties that provide us with services and goods, which include pressure pumping and hydraulic fracturing, drilling and cementing services and tubular goods for surface, intermediate and production casing. Under our agreements with our vendors, to the extent responsibility for environmental liability is allocated between the parties, (i) our vendors generally assume all responsibility for control and removal of pollution or contamination which originates above the surface of the land and is directly associated with such vendors’ equipment while in their control and (ii) we generally assume the responsibility for control and removal of all other pollution or contamination which may occur during our operations, including pre-existing pollution and pollution which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas or other substances, as well as the use or disposition of all drilling fluids. In addition, we generally agree to indemnify our vendors for loss or destruction of vendor-owned property that occurs in the well hole (except for damage that occurs when a vendor is performing work on a footage, rather than day work, basis) or as a result of the use of equipment, certain corrosive fluids, additives, chemicals or proppants. However, despite this general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into contractual arrangements with terms that vary from the above allocations of risk. As a result, we may incur substantial losses which could materially and adversely affect our financial condition and results of operation.
In accordance with what we believe to be customary industry practice, we historically have maintained insurance against some, but not all, of our business risks. Our insurance may not be adequate to cover any losses or liabilities we may suffer. Also, insurance may no longer be available to us or, if it is, its availability may be at premium levels that do not justify its purchase. The occurrence of a significant uninsured claim, a claim in excess of the insurance coverage limits maintained by us or a claim at a time when we are not able to obtain liability insurance could have a material adverse effect on our ability to conduct normal business operations and on our financial condition, results of operations or cash flow. In addition, we may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial position. We may also be liable for environmental damage caused by previous owners of properties purchased by us, which liabilities may not be covered by insurance.
Since hydraulic fracturing activities are part of our operations, they are covered by our insurance against claims made for bodily injury, property damage and clean-up costs stemming from a sudden and accidental pollution event. However, we may not have coverage if we are unaware of the pollution event and unable to report the “occurrence” to our insurance company within the time frame required under our insurance policy. We have no coverage for gradual, long-term pollution events. In addition, these policies do not provide coverage for all liabilities, and we cannot assure you that the insurance coverage will be adequate to cover claims that may arise, or that we will be able to maintain adequate insurance at rates we consider reasonable. A loss not fully covered by insurance could have a material adverse effect on our financial position, results of operations and cash flows.
Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.
The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources than us. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.
Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of our drilling operations.
Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. As a result, our drilling activities may not be successful or economical.
We may not be able to keep pace with technological developments in our industry.
The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete, our business, financial condition or results of operations could be materially and adversely affected.
We are subject to certain requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, stock price, results of operations and financial condition could be materially adversely affected.
As of December 31, 2013, we are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. This section also requires that our independent registered public accounting firm opine on those internal controls. During the course of our integration of our internal controls over financial reporting, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if we or our auditors identify and report material weaknesses in internal control over financial reporting, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.
Increased costs of capital could adversely affect our business.
Our business and operating results could be harmed by factors such as the availability, terms and cost of capital, increases in interest rates or a reduction in our credit rating. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, reduce our cash flows available for drilling and place us at a competitive disadvantage. Continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital. A significant reduction in the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.
We recorded stock-based compensation expense in 2012 and 2013, and we may incur substantial additional compensation expense related to our future grants of stock compensation which may have a material negative impact on our operating results for the foreseeable future.
As a result of outstanding stock-based compensation awards, we recorded $2,983,000 and $6,294,000 of compensation expense in 2013 and 2012, respectively. In addition, our compensation expenses may increase in the future as compared to our historical expenses because of the costs associated with our existing and possible future incentive plans. These additional expenses could adversely affect our net income. The future expense will be dependent upon the number of share-based awards issued and the fair value of the options or shares of common stock at the date of the grant; however, they may be significant. We will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients.
Loss of our information and computer systems could adversely affect our business.
We are heavily dependent on our information systems and computer based programs, including our well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure, possible consequences include our loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on our business.
A terrorist attack or armed conflict could harm our business.
Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and natural gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.
We incur increased costs as a result of being a public company, which may significantly affect our financial condition.
We completed our initial public offering in October 2012. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We also incur costs associated with our public company reporting requirements and with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the Financial Industry Regulatory Authority. These rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. These rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Since the market value of our common stock held by non-affiliates exceeded $700 million as of June 30, 2013, we ceased to be an “emerging growth company” as of December 31, 2013 and, as a result, expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of the Sarbanes-Oxley Act. See “—Risks Related to the Oil and Natural Gas Industry and Our Business—We are subject to certain requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, stock price, results of operations and financial condition could be materially adversely affected.”
Risks Related to the Exchange Notes and Our Other Indebtedness
Your failure to participate in the exchange offer may have adverse consequences.
If you do not exchange your Initial Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your Initial Notes, as set forth in the legend on your Initial Notes. The restrictions on transfer of your Initial Notes arise because we sold the Initial Notes in a private offering. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.
After completion of the exchange offer, holders of Initial Notes who do not tender their Initial Notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except in limited circumstances. The tender of Initial Notes under the exchange offer will reduce the principal amount of the currently outstanding Initial Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Initial Notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer.”
You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.
Delivery of the Exchange Notes in exchange for the Initial Notes tendered and accepted for exchange pursuant to the exchange offer will be made provided the procedures for tendering the Initial Notes are followed. We are not required to notify you of defects or irregularities in tenders of Initial Notes for exchange. See “The Exchange Offer.”
Some holders who exchange their Initial Notes may be deemed to have received restricted securities, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.
If you exchange your Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
The consummation of the exchange offer may not occur.
We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Exchange Notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the Exchange Notes.
We cannot assure you that an active trading market will develop for the Exchange Notes.
We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for quotation of the Exchange Notes on any automated dealer quotation system. When the Initial Notes were issued, such Initial Notes were new securities with no established trading market. The initial purchasers have advised us that they have been making a market in the Initial Notes and, when issued, intend to make a market in the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.” In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market for the Exchange Notes will develop or will be maintained. If an active trading market is not developed or maintained, the market price and liquidity of the Exchange Notes may be adversely affected. In that case, you may not be able to sell your Exchange Notes at a particular time, or you may not be able to sell your Exchange Notes at a favorable price. Consequently, a purchaser of the Exchange Notes may not be able to liquidate its investment readily and the Exchange Notes may not be readily accepted as collateral for loans. Furthermore, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.
Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our other indebtedness.
As of December 31, 2013, we had total long-term debt of $460.0 million, including $450.0 million of the Initial Notes outstanding under the Indenture and borrowing base availability of $215.0 million under our revolving credit facility. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof. We may in the future incur significant additional indebtedness under our revolving credit facility or otherwise in order to make acquisitions, to develop our properties or for other purposes. Based on preliminary discussions with Wells Fargo Bank, N.A., the administrative agent under our revolving credit facility, we believe that after giving consideration to our reserve report dated December 31, 2013, and our recently completed acquisitions in Martin County, Texas, our reserves will support a borrowing base ranging from $375.0 to $400.0 million. The final recommended borrowing base is subject to customary due diligence as well as credit approval by Wells Fargo Bank, N.A. and the other syndicate lenders, and may be different than the preliminary indicated range. Our level of indebtedness could have important consequences to you and affect our operations in several ways, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the Notes, including any repurchase obligations that may arise thereunder;

•	a significant portion of our cash flows could be used to service the Notes and our other indebtedness, which could reduce the funds available to us for operations and other purposes;

•	a high level of debt could increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	our debt covenants may also limit management’s discretion in operating our business and our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then-outstanding bank borrowings;

•	a high level of debt could limit our ability to access the capital markets to raise capital on favorable terms;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•	we may be vulnerable to interest rate increases, as our borrowings under our revolving credit facility are at variable interest rates.
A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.
Restrictive covenants in our revolving credit facility, the Indenture and future debt instruments may limit our ability to respond to changes in market conditions or pursue business opportunities.
Our revolving credit facility and the Indenture contain, and the terms of any future indebtedness may contain, restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	create additional liens;

•	sell or transfer assets;

•	issue preferred stock;

•	merge or consolidate with another entity;

•	pay dividends or make other distributions;

•	designate certain of our subsidiaries as unrestricted subsidiaries;

•	create unrestricted subsidiaries;

•	engage in transactions with affiliates; and

•	enter into certain swap agreements.

We may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants contained in our revolving credit facility and the Indenture. In addition, our revolving credit facility requires us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.
A breach of any of these restrictive covenants could result in default under our revolving credit facility. If default occurs, the lenders under our revolving credit facility may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the Indenture. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our revolving credit facility will also have the right to proceed against the collateral granted to them to secure the indebtedness. If the indebtedness under our revolving credit facility and the Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness.
Any significant reduction in our borrowing base under our revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact our ability to fund our operations, and we may not have sufficient funds to repay borrowings under our revolving credit facility if required as a result of a borrowing base redetermination.
Availability under our revolving credit facility is currently subject to a borrowing base of $225.0 million. The borrowing base is subject to scheduled semiannual and other elective collateral borrowing base redeterminations based on our oil and natural gas reserves and other factors. As of December 31, 2013, we had outstanding borrowings of $10.0 million which bore a weighted average interest rate of 1.67%. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof. We intend to continue to borrow under our revolving credit facility in the future. Any significant reduction in our borrowing base as a result of such borrowing base redeterminations or otherwise may negatively impact our liquidity and our ability to fund our operations and, as a result, may have a material adverse effect on our financial position, results of operation and cash flow. Further, if the outstanding borrowings under our revolving credit facility were to exceed the borrowing base as a result of any such redetermination, we would be required to repay the excess. We may not have sufficient funds to make such repayments. If we do not have sufficient funds and we are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.
Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial indebtedness.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. In the absence of such cash flows, we could have substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our revolving credit facility and the Indenture restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations and have an adverse effect on our financial condition.

We may still be able to incur substantial additional indebtedness in the future, which could further exacerbate the risks that we and our subsidiaries face.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our revolving credit facility and the Indenture restrict, but in each case do not completely prohibit, us from doing so. As of December 31, 2013, our borrowing base under our revolving credit facility was set at $225.0 million and we had outstanding borrowings of $10.0 million under this facility. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof. In addition, the Indenture allows us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors. The Indenture also allows us to incur certain other additional secured debt and allows us to have subsidiaries that do not guarantee the Notes and which may incur additional debt, which would be structurally senior to the Notes. In addition, the Indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. If we or a guarantor incur any additional indebtedness that ranks equally with the Notes (or with the guarantees thereof), including additional unsecured indebtedness or trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or a guarantor. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.
Our borrowings under our revolving credit facility expose us to interest rate risk.
Our earnings are exposed to interest rate risk associated with borrowings under our revolving credit facility, which bear interest at a rate elected by us that is based on the prime rate, LIBOR or federal funds rate plus margins ranging from 0.5% to 2.50% depending on the base rate used and the amount of the loan outstanding in relation to the borrowing base. As of December 31, 2013, we had $10.0 million in borrowings outstanding under our revolving credit facility, with a weighted average interest rate of 1.67%. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition.
We have capacity to make substantial restricted payments.
Under the Indenture, we have capacity to make substantial restricted payments, which includes dividends, stock repurchases, restricted investments and certain other payments. In addition, the Indenture permits us to make substantial other restricted payments and substantial permitted investments. Also see “—The Indenture allows us to cause a subsidiary that holds significant assets to cease to be a guarantor.”
The restrictive covenants in the Indenture are subject to a number of important qualifications, exceptions and limitations, and are subject to amendment.
The restrictive covenants in the Indenture are subject to a number of important qualifications, exceptions and limitations. This means that the restrictions are not absolute prohibitions. We and our subsidiaries may be able to engage in some of the restricted activities, such as incurring additional debt, securing assets in priority to the claims of the holders of the Notes, including the Exchange Notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. See “Description of Exchange Notes—Certain Covenants.” These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the Notes, including the Exchange Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.
In addition, the restrictive covenants in the Indenture generally can be amended with the consent of holders of a majority of the Notes, including the Exchange Notes, and any such amendment would bind all holders of Notes, including ones that did not vote in favor of the amendment. Any such amendment could delete one or more restrictive covenants or add additional qualifications, exceptions or limitations.
The restrictive covenants in our revolving credit facility and other debt instruments are also subject to a number of important qualifications, exceptions and limitations, and to amendment.
The restrictive covenants in our revolving credit facility are subject to a number of important qualifications, exceptions and limitations. We and our subsidiaries may be able to engage in some of the restricted activities, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. Further, the restrictive covenants in the revolving credit facility can be amended or waived without the consent of the holders of the Notes, and the lenders under the revolving credit facility may have interests that are opposed to the interests of the holders of the Notes. Restrictive covenants, if any, in future debt instruments could be subject to similar qualifications, exceptions, limitations, amendments and waivers. There can be no assurance that restrictive covenants in any other debt instrument will limit our activities.

Many of the covenants contained in the Indenture will be suspended if the Notes are rated investment grade by Standard & Poor’s and Moody’s and no default has occurred and is continuing.
Many of the covenants in the Indenture will be suspended if the Notes are rated investment grade by Standard & Poor’s and Moody’s, provided at such time no default or event of default has occurred and is continuing. These covenants include restrictions on our ability to pay dividends, to incur debt and to enter into certain transactions. There can be no assurance that the Notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the Notes are subsequently downgraded below investment grade. Please read “Description of Exchange Notes—Certain Covenants—Suspension of Covenants if Notes Rated Investment Grade.”
We face risks related to rating agency downgrades.
If one or more rating agencies either assign the Notes a rating lower than the rating expected by the investors, or reduce the rating in the future, the market price of the Notes, including the Exchange Notes, may be adversely affected, raising capital may become more difficult and borrowing costs under our revolving credit facility and other future borrowings may increase.
The Exchange Notes and the guarantees will be unsecured and effectively junior to the claims of any existing and future secured creditors to the extent of the value of the collateral pledged to such creditors.
The Exchange Notes will be unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations, including the Initial Notes. The Initial Notes are not, and the Exchange Notes will not be, secured by any of our assets and are effectively junior to the claims of any secured creditors and to the existing and future secured liabilities of our guarantor subsidiaries to the extent of the value of the assets securing the secured liabilities. Our obligations under our revolving credit facility are secured by substantially all of our proved oil and gas assets, and are guaranteed by all of the subsidiaries that guarantee the Initial Notes and, when issued, will guarantee the Exchange Notes. As of December 31, 2013, we had $10.0 million in borrowings outstanding under our secured revolving credit facility and did not have any other secured debt. As of December 31, 2013, we had $215.0 million of undrawn borrowing base availability under our revolving credit facility. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million, and reduced our undrawn borrowing base availability to $88.0 million, as of the date hereof. Based on preliminary discussions with Wells Fargo Bank, N.A., the administrative agent under our revolving credit facility, we believe that after giving consideration to our reserve report dated December 31, 2013, and our recently completed acquisitions in Martin County, Texas, our reserves will support a borrowing base ranging from $375.0 to $400.0 million. The final recommended borrowing base is subject to customary due diligence as well as credit approval by Wells Fargo Bank, N.A. and the other syndicate lenders, and may be different than the preliminary indicated range. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. Any future claims of secured lenders, including the lenders under our revolving credit facility, with respect to assets securing their loans will be prior to any claim of the holders of the Notes, including the Exchange Notes, with respect to those assets. As a result, our assets may be insufficient to pay amounts due on the Notes, and holders of the Notes may receive less, ratably, than holders of secured indebtedness.
Fraudulent conveyance laws may allow courts, under specific circumstances, to void the Notes and require noteholders to return payments received.
The Exchange Notes may be subject to claims that they should be limited, subordinated or voided under applicable law in favor of our existing or future creditors. These laws include those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and defenses affecting the rights of creditors generally. The intended use of proceeds of the Initial Notes could increase these risks.
In general, under fraudulent conveyance and similar laws, a court might void or otherwise decline to enforce the Notes if it found that when we issued the Notes, or, in certain instances, when payments became due under the Notes, we received less than reasonably equivalent value or fair consideration and one of the following is true:

•	we were insolvent or rendered insolvent by reason of such incurrence or subsequently became insolvent for other reasons;

•	we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

•	we intended to, or believed or reasonably should have believed that we would, incur debts beyond our ability to pay such debts as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied
(as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).
A court might also void the Notes without regard to the above factors if such court found that we issued the Notes with actual intent to hinder, delay or defraud our creditors. A court could also find we did not substantially benefit directly or indirectly from the issuance of the Notes. As a general matter, value is given for a Note if, in exchange for the Note, property is transferred or a present or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment, repay share premium or otherwise to retire or redeem equity securities issued by the debtor.
The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the Notes, which could mean that you may not receive any payments on the Notes and the court may direct you to repay any amounts that you have already received from us for the benefit of creditors. Furthermore, the holders of voided Notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the Notes. Sufficient funds to repay the Notes may not be available from other sources. Moreover, the voidance of the Notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).
The guarantees provided by the guarantors may not be enforceable and, under specific circumstances, federal and state courts may void the guarantees and require holders to return payments received from the guarantors.
Although the Exchange Notes will be guaranteed by our subsidiaries, a court could void or subordinate any guarantor’s guarantee under federal or state fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that such guarantee was incurred with fraudulent intent or such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and either:

•	such guarantor was insolvent or rendered insolvent by reason of such incurrence or subsequently became insolvent for other reasons;

•	such guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•	such guarantor intended to, or believed or reasonably should have believed that it would, incur debts beyond its ability to pay such debts as they mature; or

•	such guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied
(as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

In such event, any payment by a guarantor pursuant to its guarantee could be subordinated or voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors. The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmanned liabilities, is greater than such company’s property at fair valuation;

•
the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	the company could not pay its debts or contingent liabilities as they become due.
We have no assurance as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantees would not be voided or subordinated to any guarantor’s other debt. If such a case were to occur, the applicable guarantee could be subject to the claim that, since such guarantee was incurred for the benefit of the Company and only indirectly for the benefit of the guarantor, the obligations of such guarantor were incurred for less than fair consideration.

Each guarantee of the Notes contains a provision, referred to as the “savings clause,” designed to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there is some doubt as to whether this provision is effective to protect such guarantee from being voided under fraudulent transfer law. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a “savings clause” provision in that case to be ineffective and held those guarantees to be fraudulent transfers and voided them in their entirety. In 2012, the United States Court of Appeals for the Eleventh Circuit upheld the bankruptcy court’s decision finding the savings clause to be ineffective.
If a guarantor’s guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the Notes will not have a claim against such guarantor and will only be a creditor of the Company and the remaining guarantors, if any, to the extent the guarantees of those guarantors are not set aside or found to be unenforceable. The Notes then would in effect be structurally subordinated to all liabilities of the guarantor whose guarantee was voided.
Changes in our credit ratings or the debt markets may adversely affect the market price of the Notes.
The market price for the Notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the Notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the market price of the Notes.
Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes.
Upon the occurrence of certain specified change of control events, holders of all of the Notes, including the Exchange Notes, will have the right to require us to purchase all or any part of such holders’ Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under the Notes in the event of a change in control. In addition, the terms of our revolving credit facility or other indebtedness may prohibit us from repurchasing Notes upon a change of control. Our failure to purchase the Notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Notes. Additionally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”
We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Notes, including the Exchange Notes.
Legal uncertainty regarding what constitutes a specified change of control and the provisions of the Indenture may allow us to enter into transactions such as acquisitions, refinancings or recapitalizations that would not constitute a specified change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Notes, including the Exchange Notes. The definition of change of control for purposes of the Notes includes phrases relating to the transfer of “all or substantially all” of our assets (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly your ability to require the Company to repurchase Notes as result of transfer of less than all of our assets to another person may be uncertain. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

The Indenture allows us to cause a subsidiary that holds significant assets to cease to be a guarantor.
We used the net proceeds from the offering of the Initial Notes to fund our acquisition of mineral interests underlying approximately 150,000 gross (12,500 net) acres in Midland County, Texas in the Permian Basin. As of December 31, 2013, Ryder Scott attributed 10,270 MBOE of estimated proved reserves to these mineral interests. The mineral interests are currently held by an entity that is a restricted subsidiary and a guarantor under the Indenture. However, the Indenture allows us in certain circumstances to designate the entity as an unrestricted subsidiary under the Indenture. If certain conditions are satisfied, the unrestricted subsidiary designation may be made regardless of the available capacity under the “Restricted Payments” covenant in the Indenture and without impacting the amount available for future Restricted Payments. Upon such designation, the guarantee made by the entity will terminate. If the entity becomes a non-guarantor unrestricted subsidiary, the Notes, including the Exchange Notes, will be structurally subordinated to debt and other liabilities of the entity, and the entity will be permitted to sell equity interests or assets, incur debt and liens, and undertake other activities, in each case without having to comply with the negative covenants in the Indenture. As a result, we may not receive future cash flow attributable to those mineral interests, and those mineral interests may not be available to serve as a source of repayment of the Notes, including the Exchange Notes.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $439.7 million, after deducting the initial purchasers’ discounts and offering expenses, from the issuance of the Initial Notes, which we used to fund the acquisition of mineral interests underlying approximately 15,000 gross (12,500 net) acres in Midland County, Texas in the Permian Basin.

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013.
You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated financial statements and related notes included in our Annual Report for the year ended December 31, 2013, which is incorporated by reference into this prospectus.

As of December 31, 2013
(in thousands)
Cash and cash equivalents	$15,555
Long-term debt, including current maturities:
Revolving credit facility(1)	$10,000
Note payable	—
7.625% Senior Notes due 2021	450,000
Total long-term debt	460,000

Stockholders’ equity:
Common stock, par value $0.01; 100,000,000 shares authorized and 47,106,216 shares issued and outstanding actual and 50,106,216 shares issued and outstanding as adjusted	471
Additional paid-in capital (2)	842,557
Retained earnings (accumulated deficit)	2,513
Total stockholders’ equity	845,541
Total capitalization	$1,305,541
_______________

(1)	As of the date hereof, there is $137.0 million of borrowings outstanding under our revolving credit facility, and we have available borrowing capacity of $88.0 million.

(2)	On February 26, 2014, we issued an additional 3,450,000 shares of our common stock in the underwritten public offering.

RATIO OF EARNINGS (DEFICIT) TO FIXED CHARGES
The following table sets forth our ratios of earnings (deficit) to fixed charges for the periods indicated. We have calculated the ratio of earnings (deficit) to fixed charges by dividing the sum of income from continuing operations plus fixed charges by fixed charges. Fixed charges consist of interest expense. You should read these ratios in connection with our consolidated financial statements included herein. The financial measures used in this table may not be comparable to similarly titled financial measures used in our various agreements, including our revolving credit facility and the Indenture.

	Year Ended December 31,
	2013	2012	2011	2010	2009
			(in thousands)
Earnings
Income (loss) from continuing operations	$95,194	$17,307	$15,147	$9,181	$1,338
Interest expense	8,059	3,610	2,528	836	11
Income before fixed charges	$103,253	$20,917	$17,675	$10,017	$1,349
Fixed Charges
Interest expense	$8,059	$3,610	$2,528	$836	$11
Total fixed charges	$8,059	$3,610	$2,528	$836	$11
Earnings/fixed charge coverage ratio	12.8	5.8	6.9	11.9	122.6

THE EXCHANGE OFFER
Purpose and Effect of this Exchange Offer
In connection with the issuance of the Initial Notes, we entered into the registration rights agreement that provides for the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the registration rights agreement. A copy of the registration rights agreement relating to the Initial Notes is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement relating to the Initial Notes we agreed that we would, subject to certain exceptions:

•
file a registration statement within 180 days after the closing of the offering of the Initial Notes enabling holders of the Initial Notes to exchange the privately placed Initial Notes for publicly registered Exchange Notes with substantially identical terms;

•
use our commercially reasonable efforts to cause the registration statement relating to the Exchange Notes to become effective within 360 days after the closing of the offering of the Initial Notes and to complete the exchange offer within 30 business days after such registration statement becomes effective; and

•	file a shelf registration statement for the resale of the Initial Notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.
For each Initial Note tendered to us pursuant to the exchange offer, we will issue to the holder of such Initial Note an Exchange Note having a principal amount equal to that of the surrendered Initial Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Initial Note surrendered in exchange therefor, or, if no interest has been paid on such Initial Note, from the date of its original issue.
Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Initial Notes) with this prospectus contained in the registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus). Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
A holder of Initial Notes (other than certain specified holders) who wishes to exchange the Initial Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

(2)
we are notified prior to the 20th business day fllowing consummation of the exchange offer that certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the Exchange Notes acquired by them in the exchange offer to the public without delivering a prospectus, or are broker-dealers and own the Initial Notes acquired directly from us or one of our affiliates.

then, we will, subject to certain exceptions:

(A)
file a shelf registration statement with the SEC covering resales of the Entitled Securities (as defined below) by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement; and

(B)
use our commercially reasonable efforts to file the shelf registration staetment with the SEC on or prior to 30 days after such filing oblgiation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 dyas after such obligation arises.

For purposes of the preceding, “Entitled Securities” means each Note until the earliest to occur of:

(1)	the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the exchange offer;

(2)
following the exchange by a broker-dealer in the exchange offer of an Initial Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the registration statement relating to the Exchange Notes;

(3)	the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)	the date on which such Note is disposed of to the public pursuant to Rule 144 under the Securities Act.
We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Entitled Securities. A holder selling such Entitled Securities pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).
We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the Entitled Securities by the holder as we may from time to time reasonably require for the inclusion of the holder in the shelf registration statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.
If:

(1)	we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

(3)
the Company and the Guarantors fail to consummate the Exchange Offer on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC; or

(4)
the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable for more than 30 days in connection with resales of Entitled Securities during the periods specified in the registration rights agreement (each such event referred to in the foregoing clauses (1) through (4), a “registration default”), we will pay special cash interest to each holder of Entitled Securities until all registration defaults have been cured.
With respect to the first 90-day period immediately following the occurrence of the first registration default, special interest will be paid in an amount equal to 0.25% per annum of the principal amount of Entitled Securities outstanding. The amount of the special interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of special interest for all registration defaults of 0.50% per annum of the principal amount of the Entitled Securities outstanding.
All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any special interest pursuant to the registration rights agreement.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all Initial Notes theretofore validly tendered in accordance with the terms of the exchange offer. Initial Notes will be validly tendered if tendered in accordance with the terms of the exchange offer as detailed under “—Procedures for Tendering Initial Notes.”
Background of the Exchange Offer
We issued $450.0 million aggregate principal amount of the Initial Notes on September 18, 2013 under the Indenture. The Initial Notes were offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act based on the representations and agreements of the qualified institutional buyers and certain non-U.S. persons made in connection with their purchase of the Initial Notes. The terms of the Exchange Notes and the Initial Notes will be identical in all material respects, except for transfer restrictions and registration rights that will not apply to the Exchange Notes and different administrative terms. Cash interest is payable on the Exchange Notes on April 1 and October 1 of each year, beginning on April 1, 2014. The Exchange Notes will mature on October 1, 2021.
In order to exchange your Initial Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes; and

•
you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any Initial Notes validly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. Initial Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “—Procedures for Tendering Initial Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “—Withdrawal of Tenders.” We expressly reserve the right to delay acceptance, subject to Rule 14e-1(c) under the Exchange Act, of any of the tendered Initial Notes or terminate the exchange offer and not accept for exchange any tendered Initial Notes not already accepted if any condition set forth under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with the securities laws or changes in any applicable law.
If you tender your Initial Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Initial Notes.
Expiration Date; Extensions; Termination; Amendments
The exchange offer will expire at midnight, New York City time, on                      , 2014, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the scheduled expiration date. During any extension of the exchange offer, all Initial Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.
To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the exchange offer; and

•	amend any terms of the exchange offer.
Any waiver of any condition of or amendment to the exchange offer will apply to all Initial Notes tendered, regardless of when or in what order the Initial Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “—Conditions to the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all Initial Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.
In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of Initial Notes who have validly tendered their Initial Notes. We will return any Initial Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering Initial Notes—Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.
Resale of the Exchange Notes
Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.
If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on those interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and comply with the requirements discussed below.
Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the Initial Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.
Acceptance of Initial Notes for Exchange
We will accept for exchange Initial Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “—Conditions to the Exchange Offer.”
Except as specified above, we will not accept Initial Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Initial Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.
We expressly reserve the right, in our sole discretion, to:

•
delay acceptance for exchange of Initial Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•
terminate the exchange offer and not accept for exchange any Initial Notes, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with the securities laws or changes in any applicable law.

In all cases, the Exchange Notes will be issued only after receipt by the exchange agent prior to the expiration of the exchange offer of (i) certificates representing Initial Notes, or confirmation of book-entry transfer, (ii) a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, and (iii) any other required documents in accordance with instructions set forth under “—Procedures for Tendering Initial Notes” and in the letter of transmittal provided with this prospectus. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Initial Notes, or defectively tendered Initial Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of Initial Notes accepted for exchange after the exchange agent receives the Exchange Notes.
If we delay acceptance for exchange of validly tendered Initial Notes or we are unable to accept for exchange validly tendered Initial Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered Initial Notes, without prejudice to our rights described in this prospectus under the captions “—Expiration Date; Extensions; Termination; Amendments,” “—Conditions to the Exchange Offer” and “—Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
If any tendered Initial Notes are not accepted for exchange, or if certificates are submitted evidencing more Initial Notes than those that are tendered, certificates evidencing Initial Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering Initial Notes—Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.
Tendering holders of Initial Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Initial Notes other than as described under the caption “—Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Initial Notes
Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Initial Notes should contact such registered holder promptly and instruct such registered holder to tender Initial Notes on such beneficial owner’s behalf. If you are a beneficial holder and you wish to tender your Initial Notes on your own behalf, you must, prior to delivering the letter of transmittal and your Initial Notes to the exchange agent, either make appropriate arrangements to register ownership of your Initial Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Tender of Initial Notes Held Through The Depository Trust Company
The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Initial Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering Initial Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.
Tender of Initial Notes Held in Physical Form
For a holder to validly tender Initial Notes held in physical form:

•
the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•
the exchange agent must receive certificates for tendered Initial Notes at such address, or such Initial Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer.

Letters of transmittal and Initial Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.
The method of delivery of Initial Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Initial Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Initial Notes will be accepted.
Signature Guarantees
A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the Initial Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
If the letter of transmittal is signed by a person other than the registered holder of any Initial Notes, the Initial Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Initial Notes and an eligible institution must guarantee the signature on the bond power.
If the letter of transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
Book-Entry Transfer
The exchange agent will seek to establish a new account or utilize an existing account with respect to the Initial Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the Initial Notes may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account. However, although delivery of Initial Notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, in accordance with instructions set forth under “—Procedures for Tendering Initial Notes” and in the letter of transmittal provided with this prospectus, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer. The confirmation of a book-entry transfer of Initial Notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.
Other Matters
Exchange Notes will be issued in exchange for Initial Notes accepted for exchange only after receipt by the exchange agent prior to expiration of the exchange offer of:

•	certificates for, or a timely book-entry confirmation with respect to, your Initial Notes;

•	a letter of transmittal properly completed and duly executed or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•
any other documents required by the letter of transmittal; all the above in accordance with instructions set forth under “—Procedures for Tendering Initial Notes,” and in the letter of transmittal provided with this prospectus.

We will decide all questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of Initial Notes, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Initial Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Initial Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Initial Notes.
Unless waived by us, any defect or irregularity in connection with tenders of Initial Notes must be cured within the time that we determine. Tenders of Initial Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Initial Notes, or will incur any liability to holders of Initial Notes for failure to give any such notice.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•
if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•
you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the expiration date of the exchange offer.
For a withdrawal to be effective:

•	the exchange agent must receive a written or facsimile transmission of your notice of withdrawal at the address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program.
Any notice of withdrawal must:

•	specify the name of the person who tendered the Initial Notes to be withdrawn; and

•	identify the Initial Notes to be withdrawn, including the principal amount of the Initial Notes to be withdrawn.
If certificates for the Initial Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.
If the Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of DTC.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Initial Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

We will return any Initial Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder. In the case of Initial Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those Initial Notes will be credited to an account maintained with DTC for the Initial Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Initial Notes by following one of the procedures described under “—Procedures for Tendering Initial Notes” at any time on or prior to the expiration date of the exchange offer.
Conditions to the Exchange Offer
Despite any other term of the exchange offer, we will not be required to accept for exchange any Initial Notes and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•
the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Initial Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer; or

•
all governmental approvals necessary for the consummation of the exchange offer have not been obtained. Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

We will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:

•	the representations described under the captions “—Procedures for Tendering Initial Notes” and “Plan of Distribution;” and

•
any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Initial Notes, subject to Rule 14e-1(c) under the Exchange Act, by giving oral or written notice of an extension to their holders. During an extension, all Initial Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Initial Notes that we do not accept for exchange without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Initial Notes in accordance with the requirements of Rule 14e-1(d) of the Exchange Act. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.
We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.
We will not accept for exchange any Initial Notes tendered, and will not issue the Exchange Notes in exchange for any Initial Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer and exchange of Initial Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•	delivery of the Exchange Notes, or certificates for Initial Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Initial Notes tendered;

•	tendered certificates for Initial Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Initial Notes under the exchange offer.
Consequences of Failure to Exchange
If you do not exchange your Initial Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the Initial Notes:

•
as set forth in the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the Initial Notes.
In general, you may not offer or sell the Initial Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement relating to the Initial Notes, we do not intend to register resales of the Initial Notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.
If you tender Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent
Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Initial Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail	By Overnight Delivery	By Hand Delivery	By Facsimile Transmission

Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. 608 2nd Avenue South Northstar East Building—12th Floor Minneapolis, Minnesota	(612) 667-6282 Attn: Corporate Trust Operations Confirm by Telephone: (800) 344-5128

Delivery of a letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute valid delivery of such letter of transmittal.
Other
Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the Initial Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any Initial Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Initial Notes.

DESCRIPTION OF OTHER INDEBTEDNESS
Our Revolving Credit Facility
On October 15, 2010, we entered into a secured revolving credit agreement with BNP Paribas, or BNP, as the administrative agent, sole book runner and lead arranger. On May 10, 2012, the revolving credit agreement was amended to provide for the resignation of BNP, and the appointment of Wells Fargo Bank, National Association, as administrative agent for the lenders. The credit agreement was amended and restated as of July 24, 2012 and again as of November 1, 2013. The credit agreement, as so amended and restated, provides for a revolving credit facility in the maximum amount of $600 million, subject to scheduled semi-annual and other elective collateral borrowing base redeterminations based on our oil and natural gas reserves and other factors (the “borrowing base”). The borrowing base is scheduled to be re-determined semi-annually with effective dates of April 1st and October 1st. In addition, we may request up to three additional redeterminations of the borrowing base during any 12-month period. As of December 31, 2013, the borrowing base was set at $225.0 million. As of December 31, 2013, we had outstanding borrowings of $10.0 million which bore a weighted average interest rate of 1.67%. Subsequent borrowings under our revolving credit facility have increased our outstanding borrowings to $137.0 million as of the date hereof.
The outstanding borrowings under the credit agreement bear interest at a rate elected by us that is based on the prime rate or LIBOR plus margins ranging from 0.50% for prime-based loans and 1.50% for LIBOR loans to 1.50% for prime-based loans and 2.50% for LIBOR loans, in each case depending on the amount of the loan outstanding in relation to the borrowing base. We are obligated to pay a quarterly commitment fee ranging from 0.375% to 0.50% per year on the unused portion of the borrowing base, which fee is also dependent on the amount of the loan outstanding in relation to the borrowing base. Loan principal may be optionally repaid from time to time without premium or penalty (other than customary LIBOR breakage), and is required to be repaid (a) to the extent the loan amount exceeds the borrowing base, whether due to a borrowing base redetermination or otherwise (in some cases subject to a cure period), (b) in an amount equal to the net cash proceeds from the sale of property when a borrowing base deficiency or event of default exists under the credit agreement and (c) at the maturity date of November 1, 2018. The loan is secured by substantially all of our assets.
The credit agreement contains various affirmative, negative and financial maintenance covenants. These covenants, among other things, limit additional indebtedness, additional liens, sales of assets, mergers and consolidations, dividends and distributions, transactions with affiliates and entering into certain swap agreements and require the maintenance of the financial ratios described below.

Financial Covenant	Required Ratio
Ratio of total debt to EBITDAX	Not greater than 4.0 to 1.0
Ratio of consolidated current assets to consolidated current liabilities	Not less than 1.0 to 1.0
EBITDAX will be annualized beginning with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2014.
The covenant prohibiting additional indebtedness allows for the issuance of unsecured debt of up to $750 million in the form of unsecured senior or senior subordinated notes and, in connection with any such issuance, the reduction of the borrowing base by 25% of the stated principal amount of each such issuance. A borrowing base reduction in connection with such issuance may require a portion of the outstanding principal of the loan to be repaid. As of December 31, 2013, we had $450 million of senior unsecured notes outstanding, consisting of the Initial Notes.
As of December 31, 2013, we were in compliance with all financial covenants under our revolving credit facility, as then in effect. The lenders may accelerate all of the indebtedness under our revolving credit facility upon the occurrence and during the continuance of any event of default. The credit agreement contains customary events of default, including non-payment, breach of covenants, materially incorrect representations, cross-default, bankruptcy and change of control. With certain specified exceptions, the terms and provisions of our revolving credit facility generally may be amended with the consent of the lenders holding a majority of the outstanding loans or commitments to lend.
Initial Notes
On September 18, 2013, we issued $450.0 million in aggregate principal amount of 7.625% Senior Notes due 2021, or the Initial Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act under an indenture among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as the trustee, or the Indenture. See “Description of Exchange Notes.” On

November 5, 2013, we supplemented the Indenture by the First Supplemental Indenture to add a subsidiary as a guarantor of the Notes.

DESCRIPTION OF EXCHANGE NOTES
Diamondback Energy, Inc. issued the Initial Notes, and will issue the Exchange Notes, under an Indenture dated September 18, 2013 (as such may be amended or supplemented from time to time, the “Indenture”) among itself, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The form of Exchange Notes will be identical in all material respects to that of the Initial Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the registration rights will generally not apply to the Exchange Notes. The Exchange Notes will not represent new Indebtedness of the Company.
You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “the Company” refers only to Diamondback Energy, Inc. and not to any of its Subsidiaries individually, as appropriate in the context.
The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading “Where You Can Find More Information.”
The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture, and all references to “holders” in this description are to registered holders of Notes.
Brief Description of the Exchange Notes and the Note Guarantees
The Exchange Notes
The Exchange Notes, like the Initial Notes, will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	senior in right of payment to any future subordinated Indebtedness of the Company; and

•	unconditionally guaranteed by the Guarantors.
The Note Guarantees
Initially, the Exchange Notes, like the Initial Notes, will be guaranteed by all of the Company’s Subsidiaries.
Each guarantee of the Exchange Notes will be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor.
The Notes and the Note Guarantees will be effectively subordinated to all borrowings and other obligations under the Credit Agreement and other secured Indebtedness to the extent of the value of the collateral securing such Indebtedness, and structurally subordinated to all indebtedness and other liabilities of our Subsidiaries, if any, that do not guarantee the Notes. See “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—The Exchange Notes and the guarantees will be unsecured and effectively junior to the claims of any existing and future secured creditors to the extent of the value of the collateral pledged to such creditors.”
As of the date of this Prospectus, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries,” including in connection with a Qualified MLP IPO. The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Company’s Unrestricted Subsidiaries will not guarantee the Notes.
Principal, Maturity and Interest
The Company will issue the Exchange Notes with a maximum aggregate principal amount of $450.0 million. The Company may issue additional notes under the Indenture from time to time (the “Additional Notes”). Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption

“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Initial Notes, the Exchange Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that a separate CUSIP will be issued for the Exchange Notes and any Additional Notes unless the Initial Notes and any such Additional Notes are fungible for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Exchange Notes,” references to the “Notes” include the Initial Notes, the Exchange Notes and any Additional Notes actually issued.
The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on October 1, 2021.
Interest on the Notes accrues at the rate of 7.625% per annum and is payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2014. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. The Company will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.
Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
The Company will make payments in respect of the Notes represented by Global Notes as specified below under the caption “Book-Entry Settlement and Clearance.” If a holder of Notes has given wire transfer instructions to the Company, the Company will pay all principal of, premium, if any, on and interest and Special Interest, if any, on, that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.
Paying Agent and Registrar for the Notes
We have appointed Wells Fargo Bank, National Association, the trustee as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or between a record date and the next succeeding interest payment date.
Note Guarantees
Initially, all of the Notes, including the Exchange Notes, will be guaranteed by each of the Company’s Subsidiaries. In the future, any Restricted Subsidiary that either (1) Guarantees any Indebtedness of the Company or any Guarantor or (2) is a Domestic Subsidiary and is an obligor with respect to any Indebtedness under any Credit Facility, in each case, will be required to guarantee the Notes under the circumstances described under “—Certain Covenants—Additional Note Guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Subsidiary Guarantees from being voided in bankruptcy. See “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—The guarantees provided by the guarantors may not be enforceable and, under specific circumnstances, federal and state courts may void the guarantees and require holders to return payments received from the guarantors.”
A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company, or another Guarantor, unless:

(1)	immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the Indenture and the registration rights agreement pursuant to a supplemental indenture in form reasonably satisfactory to the trustee; or

(b)	such transaction or series of transactions does not violate the “Asset Sale” provisions of the Indenture.
The Note Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)
in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)
upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(5)
at such time as such Guarantor ceases both (a) to Guarantee any other Indebtedness of the Company or any other Guarantor (except as a result of payment under any such other Guarantee) and (b) to be a Domestic Subsidiary that is an obligor with respect to any Indebtedness under any Credit Facility.

See “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.” Also see “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—The Indenture allows us to cause a subsidiary that holds significant assets to cease to be a guarantor.”
Optional Redemption
At any time prior to October 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 107.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of an Equity Offering; provided that:

(1)
at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.
At any time prior to October 1, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
On or after October 1, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on October 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	105.719%
2017	103.813%
2018	101.906%
2019 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, or the redemption is conditioned upon the completion of an Equity Offering pursuant to the first paragraph under the caption “—Optional Redemption” and such offering is not so completed, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
Except pursuant to the preceding paragraphs and the final paragraph under “—Repurchase at the Option of Holders—Change of Control,” the Notes will not be redeemable at the Company’s option.
Mandatory Redemption
The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Purchase Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Purchase Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)
deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and, on and after the relevant purchase date, has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
In the event that holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the aggregate consideration received in the Asset Sale by the Company or a Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2) only, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)
any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 30 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant.
Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or any Restricted Subsidiary) may apply such Net Proceeds at its option to any combination of the following:

(1)
to repay, purchase, repurchase, redeem, defease or otherwise acquire, retire or terminate (a) Indebtedness and all other Obligations related thereto that are secured by a Lien or (b) Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Issuer or another Restricted Subsidiary);

(2)
to acquire all or substantially all of the assets of, or any Capital Stock of, one or more other Persons primarily engaged in the Oil and Gas Business, if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Company;

(3)	to make capital expenditures in respect of the Company’s or any Restricted Subsidiary’s Oil and Gas Business; or

(4)	to acquire assets (other than Capital Stock) that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business.

The requirement of clauses (2) through (4) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary, as the case may be, with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.
Pending the final application of any Net Proceeds, the Company (or any Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by the Indenture, including temporarily reducing revolving credit borrowings.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 30 days thereafter, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased, prepaid or redeemed on a pro rata basis (except that any Notes represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.
The Credit Agreement contains, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes.”
All references herein to “Net Proceeds” and “Excess Proceeds” shall be deemed to mean cash in an amount equal to the amount of Net Proceeds or Excess Proceeds but not necessarily the actual cash received from the relevant Asset Sale. The Company and its Subsidiaries shall have no obligation to segregate, trace or otherwise identify Net Proceeds or Excess Proceeds (other than the amount thereof), it being agreed that cash is fungible and that the Company’s obligations under this covenant may be satisfied by the application of funds from other sources.
Selection and Notice
If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-Entry Settlement and Clearance,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.
No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional, except that any redemption pursuant to the first paragraph under the “—Optional Redemption” section or the final paragraph of the “—Repurchase at the Option of Holders—Change of Control” section, may, at the Company’s discretion, be subject to completion of the related Equity Offering or Change of Control.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Certain Covenants
Suspension of Covenants if Notes Rated Investment Grade
If on any date following the date of the Indenture:

(1)
the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing, then, upon the Company’s delivery of notice of such events to the trustee, the covenants specifically listed under the following captions in this prospectus will be suspended:

(a)	“—Repurchase at the Option of Holders—Asset Sales”;

(b)	“—Certain Covenants—Restricted Payments”;

(c)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(d)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(e)	“—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”;

(f)	“—Certain Covenants—Transactions with Affiliates”; and

(g)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”
During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”
Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.
There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.
Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends, payments or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)
repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)
make any principal payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except payments, purchases, repurchases, redemptions defeasances or other acquisitions or retirements at or within one year prior to the Stated Maturity thereof; or

(4)
make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)
100% of the aggregate net cash proceeds and the Fair Market Value of property or assets other than cash used or useful in the Oil and Gas Business (including Equity Interests of Persons (other than the Company or a Subsidiary of the Company) engaged primarily in the Oil and Gas Business), in each case received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or convertible or exchangeable Disqualified Stock or Indebtedness of the Company, in each case that has been converted into or exchanged for Qualifying Equity Interests; plus

(iii)
to the extent not already included in Consolidated Net Income for such period, if any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the date of the Indenture is sold for cash (other than to the Company or any Subsidiary of the Company) or otherwise cancelled, released, liquidated or repaid for cash, the cash return of capital or other reduction with respect to such Restricted Investment resulting from such sale, liquidation, cancellation, release or repayment (less any out-of-pocket costs incurred in connection with any such transaction); plus

(iv)
the amount by which Indebtedness of the Company or its Restricted Subsidiaries (other than any Indebtedness which by its terms is subordinated in right of payment to the Notes or Note Guarantees) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the date of the Indenture of any such Indebtedness of the Company or its Restricted Subsidiaries for or into Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(v)
to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary pursuant to the terms of the Indenture, or any Unrestricted Subsidiary of the Company or other Person in which the Company or a Restricted Subsidiary has a Restricted Investment is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary, after the date of the Indenture, the lesser of, as of the date of such redesignation or other event, (A) the Fair Market Value of the Company’s Restricted Investment in such Person (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture or, in the case of any other Person, the date such Restricted Investment was originally made; plus

(vi)
50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (c)(ii) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture;

(3)
the declaration and payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)
the payment on or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee in exchange for, or out of or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries (or their respective estates, heirs, family members, spouses, former spouses or beneficiaries under their estates or other permitted transferees) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such purchased, repurchased, redeemed, acquired or retired Equity Interests (excluding amounts representing cancellation of Indebtedness) may not exceed $2.0 million in any twelve-month period plus, to the extent not previously applied or included, the net cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the date of the Indenture;

(6)
the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(7)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the date of the

Indenture in accordance with the Fixed Charge Coverage Ratio described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)
the payment, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness in accordance with provisions substantially similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that prior to such payment, purchase, repurchase, redemption, defeasance or other acquisition, all Notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)
payments to dissenting stockholders of the Company not to exceed $5.0 million in the aggregate made (i) pursuant to applicable law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction not prohibited by the Indenture; and

(11)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $20.0 million, by an officer of the Company and, in the case of amounts of $20.0 million or more, by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or Preferred Stock, as applicable (collectively, “Permitted Debt”):

(1)
the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Guarantors thereunder) not to exceed the greater of (a) $225.0 million and (b) 25% of the Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(2)	the incurrence by the Company and its Restricted Subsidiaries of (a) the Existing Indebtedness and (b) any Permitted Acquisition Indebtedness;

(3)
the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued upon consummation of this exchange offer;

(4)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (a) $25.0 million and (b) 2.5% of the Adjusted Consolidated Net Tangible Assets determined as of date of such incurrence;

(5)
the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (8), (13), (15) or (16) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)
if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, if such Indebtedness is not unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor, then the incurrence of such Indebtedness; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

in each case, will be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)
the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the Guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(10)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers’ compensation claims in the ordinary course of business;

(11)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(13)
any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, contribution, adjustment of purchase price, earn-outs, deferred compensation or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary in a transaction permitted by the Indenture, provided such obligation is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(14)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of the financing of insurance premiums with the providers of such insurance or their Affiliates in the ordinary course of business;

(15)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness representing deferred compensation to employees of the Company or any Subsidiary of the Company incurred in the ordinary course of business (including those incurred in connection with any acquisition); and

(16)
the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of any Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (16), not to exceed the greater of (a) $20.0 million and (b) 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be considered contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, secured with different collateral or to a greater or lesser extent or priority or by virtue of structural subordination, maturity date or being guaranteed by less than all guarantors of such other Indebtedness.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes were first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion of principal, accreted value or liquidation preference, the amortization of original issue discount or debt discount, the payment of interest on Indebtedness in the form of additional Indebtedness, the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock, the obligation to pay a premium in respect of Indebtedness or Preferred Stock or Disqualified Stock arising in connection with the issuance of a notice of redemption or the making of a mandatory change of control offer or asset sale offer for such Indebtedness or Preferred Stock or Disqualified Stock, increases in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values, unrealized losses or charges in respect of Hedging Obligations, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.
Liens
The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due to the holders under the Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that (i) the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant and (ii) the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make payments with respect to such loans or advances;

(2)
make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
the Credit Agreement and other agreements as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions contained in such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)
agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees or the Credit Agreement as in effect on the date of the Indenture, whichever is more restrictive;

(4)	applicable law, rule, regulation, order, approval, governmental license, permit or similar restriction;

(5)
any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)
customary non-assignment provisions in purchase and sale or exchange agreements for Hydrocarbons, agreements of the types described in Permitted Business Investments or similar operational agreements, or in licenses, easements, leases or other contracts, in each case, entered into in the ordinary course of business;

(7)
agreements governing purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)
agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)
Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(13)
any agreement with respect to any property or asset acquired after the date of the Indenture (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any property or assets other than the property or assets so acquired;

(14)
Hedging Obligations incurred in the ordinary course of business and not for speculative purposes (including Hedging Obligations incurred in order to comply with agreements governing Indebtedness under Credit Facilities); or

(15)	encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions, repairs, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
Merger, Consolidation or Sale of Assets
The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)
either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)
the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to a supplemental Indenture or other agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)
immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5)
the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental Indenture, if any, comply with the Indenture.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Company with or into, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s properties or assets to, an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with (which term, for purposes of this covenant, shall include “for the benefit of” where appropriate in the context) any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	The Company delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company, if any; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment or consulting agreement, employee benefit plan, officer or director indemnification, compensation or severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)
transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)
payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests of the Company to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6)
Permitted Investments or Restricted Payments (and any other payments excluded from such definitions or their component definitions) that do not violate the provisions of the Indenture described above under the caption “—Certain Covenants—Restricted Payments”;

(7)
transactions effected in accordance with the terms of the agreements described in the offering circular relating to the issuance of the Initial Notes under the caption “Certain Relationships and Related Transactions” as such agreements were in effect on the date of the Indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less advantageous to the Company, taken as a whole, than the agreement so amended or replaced;

(8)
loans or advances to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business permitted under clause (8) of the definition of Permitted Investments;

(9)
any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person;

(10)
in the case of contracts for exploiting, exploring for, acquiring, developing, producing, operating, processing, gathering, marketing, distributing, treating, selling, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts entered into in the ordinary course of business and otherwise in compliance with the terms of the Indenture (a) that are fair to the Company and its Restricted Subsidiaries, in the good faith judgment of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) with respect to which the Company has complied with clause 2(a) of the prior paragraph;

(11)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that, in the good faith judgment of the Board of Directors or senior management of the Company, are fair to the Company and its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person; and

(12)
(a) agreements with one or more Unrestricted Subsidiaries entered into in connection with a Qualified MLP IPO with respect to contributions of the Royalty Assets, the assumption of liabilities by such Unrestricted Subsidiaries, tax sharing or the management, administration, and operation of such Unrestricted Subsidiaries, or the underwriting, offer and sale of securities in such offering that, in the good faith judgment of the Company’s Board of Directors, are on terms and conditions reasonably comparable to those in effect with other similarly situated publicly traded master limited partnerships or royalty trusts or otherwise fair to the Company and its Restricted Subsidiaries, from a financial point of view, in each case, as such agreements are in effect on the date of closing of a Qualified MLP IPO; (b) any amendment, restatement, replacement or other modification of any of such agreements; and (c) any agreement entered into hereafter that is similar to any such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment, restatement, replacement or other modification or future agreement, taken as a whole, are no less advantageous to the Company and its Restricted Subsidiaries in any material respect than the agreement so amended, restated, replaced or modified or the similar such agreement, respectively, as determined in good faith by the Company.

Business Activities
The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If, after the date of the Indenture, any Subsidiary of the Company (including any Subsidiary acquired or created after the date of the Indenture) that is not already a Guarantor (1) guarantees any Indebtedness of the Company or any Guarantor or (2) is a Domestic Subsidiary and is an obligor with respect to any Indebtedness under any Credit Facility, then, in either case, that Subsidiary will become a Guarantor by executing a supplemental Indenture and delivering an opinion of counsel satisfactory to the trustee within 30 business days after the date that Subsidiary guaranteed or became obligated with respect to such Indebtedness.
Designation of Restricted and Unrestricted Subsidiaries
Except during any period that certain covenants have been suspended as described above under “—Certain Covenants —Suspension of Covenants if Notes Rated Investment Grade,” the Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary provided that (a) no Default or Event of Default shall have occurred and be continuing immediately prior to such designation or would occur as a result thereof and (b) such Subsidiary (i) does not own any Equity Interests or Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to be repaid or Guarantees to be released concurrently with such designation), (ii) does not own or hold any Lien on any property of the Company or any Restricted Subsidiary and (iii) is not liable (as a guarantor or otherwise) with respect to any Indebtedness in connection with which the holder of such Indebtedness has recourse to any of the assets of the Company or any Restricted Subsidiary (other than Indebtedness to be repaid or Guarantees to be released concurrently with such designation). If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation that must either reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments” or represent an Investment permitted under one or more clauses of such covenant or the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.
The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if: (a) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (b) no Default or Event of Default would be in existence following such designation.
See “Risk Factors—Risks Related to the Exchange Notes and Our Other Indebtedness—The Indenture allows us to cause a subsidiary that holds significant assets to cease to be a guarantor.”
Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
So long as any Notes are outstanding, the Company will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes (or file or furnish, as applicable, with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations applicable to the Company (or, in the event the Company is not so required, which would be applicable to the Company if it were required), after giving effect to all applicable extensions and cure periods:

(1)
all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, annual audited financial statements prepared in accordance with GAAP (with footnotes to such financial statements), including the audit report on such financial statements issued by the Company’s certified independent accountants, and unaudited quarterly financial statements prepared in accordance with GAAP (with condensed footnotes to such financial statements consistent with past practice), in each case, with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” consistent with the presentation thereof in the offering circular relating to the issuance of the Initial Notes and a presentation of EBITDA of the Company and its Subsidiaries consistent with the presentation thereof in such offering circular and derived from such financial statements; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; and

(3)
if at any time the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, (a) as promptly as reasonably practicable after furnishing to the trustee the reports and financial statements required by clauses (1) and (2) of this paragraph, hold a conference call to discuss such reports and the results of operations for the relevant reporting period and (b) issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition to the foregoing, the Company will file a copy of each of the reports referred to in clauses (1) and (2) of the preceding paragraph with the SEC for public availability or, if the Company is not required to file with the SEC, or the SEC will not accept such a filing, on its website, in each case, within the time periods, after giving effect to all applicable extensions and cure periods, applicable to the Company if the Company were required to file those reports with the SEC.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing, provided that in such event the reports specified in the preceding paragraphs of this covenant shall not be required to contain certain disclosures relating to the Company’s controls and procedures, corporate governance, code of ethics, director independence, market for the Company’s equity securities and executive compensation. The Company will not take any action for the purpose of causing the SEC not to accept any such filings.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include, to the extent material, a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
In addition, the Company and the Guarantors will agree that, for so long as any Notes remain outstanding, if at any time they are not filing with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. Any such reports, information or documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system shall be deemed filed with the trustee and furnished to the holders of the Notes and securities analysts as required pursuant to this covenant.
Nothing contained in this covenant entitled “Report” will impose any duty on the Company under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable.
Events of Default and Remedies
Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the Notes;

(2)	default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)
failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)
failure by the Company for 180 days after notice from the trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under “—Certain Covenants—Reports”;

(5)
failure by the Company for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in the Indenture;

(6)
default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)
is caused by a failure to pay principal of, premium, if any, on or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid in full, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)
failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)
except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)
certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium, if any, on, interest and Special Interest, if any, on the Notes.
Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding Notes do not give the trustee a direction inconsistent with such request.
The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Special Interest, if any, on, the Notes.
The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon any officer of the Company becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on, or interest or Special Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2)
the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants (including the Company’s obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the Notes or bankruptcy or insolvency events) will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants (or, if two or more of any nationally recognized investment banks, appraisal firms or firms of independents accountants decline to issue such opinion after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), to pay the principal of, premium on, if any, and interest and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)
the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, the Exchange Notes and any Additional Notes) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, on, or interest or Special Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, the Exchange Notes and any Additional Notes) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)
waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, on, or interest or Special Interest, if any, on, the Notes (other than as permitted by clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)
to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section set forth in the offering circular relating to the issuance of the Initial Notes;

(7)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8)	to secure the Notes or the Note Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

(9)	to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture; or

(10)	to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture requiring the approval of the holders becomes effective, the Company will mail to the holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

(1)	either:

(a)
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)
all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal of, premium, if any, on, or interest and Special Interest, if any, on, the Notes to the date of Stated Maturity or redemption;

(2)
in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.
In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
Wells Fargo Bank, National Association is the trustee under the Indenture.
If the trustee becomes a creditor of the Company or any Guarantor, the Indenture will limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. In case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense.
Governing Law
The Indenture, the Notes and the Note Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination,

(1)	the sum of:

(a)
the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines (before any state or federal income taxes) as estimated in the Company’s most recently prepared reserve report, which reserve report is prepared or reviewed by independent petroleum engineers as to proved reserves accounting for at least 80% of all such discounted future net revenues and by the Company’s petroleum engineers with respect to any other proved reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries acquired since the date of such most recently prepared reserve report, and

(ii)
estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such most recently prepared reserve report due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(iii)
estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such most recently prepared reserve report, and

(iv)
reductions in estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such most recently prepared reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (i) through (iv), calculated on a pre-tax basis and in accordance with SEC guidelines (utilizing the prices utilized in such most recently prepared reserve report) and estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(b)
the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available;

(c)
the Consolidated Net Working Capital of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; and

(d)
the greater of: (i) the net book value and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in Unrestricted Subsidiaries and Persons not constituting a Subsidiary), in each case, of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; provided that if no such appraisal has been performed, the Company shall not be required to obtain such an appraisal and only clause (d)(i) of this definition shall apply, minus, to the extent not otherwise taken into account in the immediately preceding clause (a),

(2)	the sum of

(a)	minority interests,

(b)
to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net gas balancing liabilities of the Company and its Restricted Subsidiaries as of the last day of the Company’s most recent annual or quarterly period for which internal financial statements are available;

(c)
to the extent included in clause (1)(a) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto, and

(d)
the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Unless otherwise specified or the context shall otherwise require, each reference to an “Affiliate” will refer to an Affiliate of the Company.
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; and

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the Note at October 1, 2016 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through October 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over

(b)	the principal amount of the Note.
“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated Net Tangible Assets to (b) the aggregate principal amount of all Indebtedness under clauses (1) through (5) of the definition thereof of the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Asset Sale” means:

(1)
the sale, lease, conveyance, transfer or other disposition (each, a “disposition”) of any assets by the Company or any of the Company’s Restricted Subsidiaries; provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or any Unrestricted Subsidiary in connection with a Qualified MLP IPO or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, each of the following items will be deemed not to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2)	a disposition of assets between or among the Company and its Restricted Subsidiaries;

(3)
an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company or an Unrestricted Subsidiary of the Company in connection with a Qualified MLP IPO to the Company or to a Restricted Subsidiary of the Company;

(4)
the disposition of products, services or accounts receivable in the ordinary course of business and any disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens” and dispositions in connection with Permitted Liens;

(8)	the disposition of cash or Cash Equivalents or other financial instruments (other than Oil and Gas Hedging Contracts);

(9)
a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment, or any disposition excluded from such definitions or their component definitions;

(10)	a disposition of Hydrocarbons, sand or other mineral products in the ordinary course of business;

(11)	an Asset Swap;

(12)	dispositions of crude oil and natural gas properties, provided that at the time of any such disposition such properties do not have associated with them any proved reserves;

(13)
any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14)
issuances and sales of directors’ qualifying shares and other Capital Stock in Restricted Subsidiaries issued to foreign governments, foreign individuals or other third parties to the extent required by applicable law; and

(15)
farmouts of undeveloped oil and gas properties, deemed transfers of working interests under any joint operating agreement as the result of electing (or being deemed to have elected) not to participate in the drilling operations for a new well and assignments under pooling or unitization agreements or other similar contracts that are customary in the Oil and Gas Business.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.
“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” if then in effect.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of a general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight and demand bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within nine months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) other than a Qualifying Owner;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity (including by way of merger, consolidation, amalgamation or liquidation) or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions, together with Qualifying Owners, Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” (other than a Qualifying Owner) Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Change of Control Offer” has the meaning assigned to that term in the Indenture.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Asset Sale, or the disposition of securities or the early extinguishment of Indebtedness, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)
depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)	if such Person accounts for its oil and gas operations using successful efforts or a similar method of accounting, consolidated exploration expense of such Person and its Restricted Subsidiaries; plus

(6)
any reasonable expenses and charges related to any Investment, acquisition, disposition, Equity Offering, recapitalization, or issuance or incurrence of Indebtedness permitted to be incurred hereunder (in each case, whether or not successful); plus

(7)
dividends and distributions received in cash by the Company or a Restricted Subsidiary of the Company from a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting (including an Unrestricted Subsidiary), to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and minus

(9)
to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that, in the case of losses or charges, to the extent such losses or charges are deducted in the calculation of net income:

(1)
all extraordinary gains (or losses) and all gains (or losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)
the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person (or, in the case of a loss for such period, only to the extent of the aggregate cash or fair market value of property contributed to such Person by the Company or any Restricted Subsidiary during such period);

(3)
solely for the purpose of determining the amount available for Restricted Payments under clause (4)(c) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments,” the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)
unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 815 (“FASB ASC 815”) will be excluded;

(6)	any asset impairment writedowns on or related to Oil and Gas Properties under GAAP or SEC guidelines will be excluded; and

(7)
non-cash charges relating to grants of performance shares, stock options, stock awards, stock purchase agreements or management compensation plans for officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded; provided that if the Company or any Restricted Subsidiary of the Company makes a cash payment in respect of a non-cash charge in any period, such cash payment shall (without duplication) be deducted from the Consolidated Net Income of the Company for such period.

“Consolidated Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Oil and Gas Hedging Contracts, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from Oil and Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815).
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 24, 2012, as amended to the date of the Indenture, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, and certain financial institutions, as lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.
“Equity Offering” means a sale of Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) made for cash on a primary basis by the Company after the date of the Indenture.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Notes” means the Notes issued in this exchange offer.
“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $20.0 million or more and otherwise by an officer of the Company (unless otherwise provided in the Indenture).
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and any Consolidated Cash Flow for such period will be calculated giving pro forma effect to any operating improvements or cost savings that have occurred or are reasonably expected to occur within one year of the closing of such acquisition in the reasonable judgment of the principal accounting officer or chief financial officer of the Company as certified in an officers’ certificate delivered to the trustee (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date of 12 months or more, or, if the remaining term is less than 12 months, taking such Hedging Obligation into account on a proportional basis).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) write-off of deferred financing costs and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.
“Guarantors” means any Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any (a) Interest Rate Agreement and (b) Oil and Gas Hedging Contract.
“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof, and other minerals or products commonly created, recovered or produced in association therewith or refined or processed therefrom.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “Joint Venture General Partner”); and

(3)
there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount equal to the least of (i) the net assets of the Joint Venture General Partner, (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person and (iii) the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount; and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.
Indebtedness shall be calculated as provided in the last paragraph of the provision described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”
Notwithstanding the foregoing, “Indebtedness” shall not include (i) accrued expenses and royalties arising in the ordinary course of business, (ii) obligations to satisfy customer prepayment arrangements arising in the ordinary course of business, (iii) asset retirement obligations, (iv) obligations in respect of environmental reclamation or site rehabilitation, (v) obligations under farm-in and farm-out agreements or operating agreements, (vi) workers compensation obligations (including superannuation, pensions and retiree medical care) that are not overdue by more than 90 days, (vii) obligations arising out of the endorsement of negotiable instruments for collection in the ordinary course of business and (viii) customary indemnification obligations.
“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates and is not for speculative purposes.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers, employees, directors, consultants and others made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.
“Net Proceeds” means cash in an amount equal to the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) and including any cash proceeds received by an Unrestricted Subsidiary in respect of any issuance of Equity Interests by such Unrestricted Subsidiary that constitutes an Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking, underwriting, advisory and consulting fees, and commissions, discounts and expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (and all other Obligations related thereto), other than revolving credit Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for sale price adjustment, indemnification or retained liability obligations in respect of such assets or such Asset Sale established in accordance with GAAP, and all distributions and other payments required to be made to minority interest holders in Subsidiaries or to holders of royalty or similar interests as a result of such Asset Sale (and, in the case of an issuance of Equity Interests by an Unrestricted Subsidiary that constitutes an Asset Sale, such additional amount as the Board of Directors of the Company, in good faith, shall determine to be reasonably necessary for the ordinary course operation of such Unrestricted Subsidiary).

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)
as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means any Guarantee by any Guarantor of the Company’s obligations under the Indenture and the Notes, as provided in the Indenture or a supplemental indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Oil and Gas Business” means (i) the acquisition, exploration, development, production, operation, mining and disposition of interests in Hydrocarbons, sand and other minerals, (ii) the gathering, distributing, marketing, treating, processing (but not refining), storage, selling, transporting and other handling of any production from such interests or properties, (iii) any business relating to the exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of Hydrocarbons, sand, minerals or other products commonly created, used, recovered or produced in the conduct of the activities described in clauses (i) and (ii) of this definition, (iv) oilfield sales and services and any other business providing assets or services used or useful in connection with the activities described in clause (i) of this definition, including the sale, leasing, ownership or operation of drilling rigs, fracturing units or other assets used or useful in any such business and (v) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iv) of this definition.
“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons (or related revenues or costs, including basis) to be used, produced, processed or sold by the Company or any of its Subsidiaries that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices and not for speculative purposes.
“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its Restricted Subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.
“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either

(1)
immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(2)
immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, operating, mining, processing, gathering, marketing, distributing, treating, selling, transporting storing or otherwise handling Hydrocarbons, sand and other minerals and properties that contain or are believed to contain Hydrocarbons, sand and other minerals, through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such activities jointly with third parties, including, without limitation, (i) ownership interests in properties that contain or are believed to contain Hydrocarbons, sand and other minerals or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, in each case either directly or through entities the primary business of which is to own or operate any of the foregoing, (ii) entry into and Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, contracts for the sale, transportation or exchange of oil and natural gas, production sharing agreements, processing agreements, farm-in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties, and (iii) direct or indirect ownership interests in drilling rigs, fracturing units and other related equipment.
“Permitted Investments” means:

(1)	any Investment in the Company or in any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” including pursuant to an Asset Swap;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)
any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)
loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	any Guarantee permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)
any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(12)
Investments acquired after the date of the Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Permitted Business Investments;

(14)
receivables owing to the Company or any Restricted Subsidiary of the Company created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary of the Company deems reasonable under the circumstances;

(15)	Investments constituting prepaid expenses or advances or extensions of credit to customers or suppliers in the ordinary course of business;

(16)	endorsements of negotiable instruments and documents in the ordinary course of business;

(17)	Investments in the form of pledges or deposits made in the ordinary course of business and constituting Permitted Liens;

(18)
the contribution, directly or indirectly, to the capital of any Unrestricted Subsidiary of all or any portion of the Royalty Assets (including the deemed Investment of the Royalty Assets held by a Subsidiary upon its designation as an Unrestricted Subsidiary); provided, that (i) such Investment is made in connection with a Qualified MLP IPO, (ii) the Company or any Guarantor receives substantially all of the Net Proceeds from such offering on or promptly following the closing of such offering and (iii) the Asset Coverage Ratio at the time of such contribution or designation, after giving pro forma effect to the Qualified MLP IPO and the application of the net proceeds therefrom, is at least 1.5 to 1.0;

(19)	the contribution of the Capital Stock of any Unrestricted Subsidiary to the capital of any other Unrestricted Subsidiary which is wholly owned by the Company or any Restricted Subsidiary; and

(20)
Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding that do not exceed the greater of (a) $25.0 million and (b) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date such Investment is made.

“Permitted Liens” means:

(1)
Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Company or the Guarantors;

(3)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5)
Liens to secure the performance of statutory or regulatory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business or otherwise described in clause (10) of the definition of Permitted Debt (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture;

(8)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(9)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien; and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay accrued interest and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(10)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(11)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(12)
bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)
Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)	grants of software and other technology licenses in the ordinary course of business;

(16)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(17)	Liens in respect of Production Payments and Reserve Sales; provided, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(18)
Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements that are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(19)	Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(20)
Liens imposed by law, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, or related contracts in the ordinary course of business, in each case for sums not overdue for more than 60 days (or which, if due and payable, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof);

(21)
Liens for taxes, assessments or other governmental charges not overdue for more than 30 days (or which, if so overdue, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and the Restricted Subsidiaries of the Company taken as a whole;

(22)
Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary of the Company in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(23)
survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or any Restricted Subsidiary of the Company or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary of the Company;

(24)
leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary of the Company;

(25)	any interest or title of a lessor under any operating lease;

(26)	Liens on pipelines or pipeline facilities that arise by operation of law;

(27)
Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, that such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(28)
Liens (a) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired by the Company or any Restricted Subsidiary of the Company under clause (3) of the definition of “Permitted Investment” to be applied against the purchase price for such Investment, (b) consisting of an agreement to dispose of any property in a disposition permitted under the Indenture and (c) on cash earnest money deposits made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement permitted under the Indenture;

(29)
Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Indebtedness that does not exceed in aggregate principal amount $20.0 million at any one time outstanding;

(30)
any Lien renewing, extending, refinancing or refunding a Lien permitted by this definition, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to accrued interest and a reasonable premium or other reasonable amount paid, and fees, costs and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, costs and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has (a) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (b) a final maturity date that is (i) later than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)
such Indebtedness is not incurred (other than by way of a Guarantee) by a Restricted Subsidiary of the Company that is not a Guarantor if the Company is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the date of the Indenture.
“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.
“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock and Equity Interests of the Company sold to a Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination).
“Qualified MLP IPO” means the initial registered public offering of Capital Stock of an Unrestricted Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes.
“Qualifying Owners” means each of: (i) Wexford Capital, LLC and any Affiliated funds and investment vehicles and holding companies directly or indirectly owned, controlled or managed by Wexford Capital, LLC or any other Person that is a Qualifying Owner or (ii) any general partner, managing member or managing partner of any of the Persons described in clause (i) above.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Royalty Assets” means (i) those certain royalty interests and other rights and property acquired pursuant to that certain Purchase and Sale Agreement, dated as of August 28, 2013, by and between Ibex Mineral Resources, LLC and Beehive Partners, LLC, as sellers, and Diamondback E&P LLC, as buyer, as such agreement is in effect on the date of the Indenture, and (ii) up to a 5% royalty interest in approximately 4,506 net acres in Martin County, Texas acquired by a Subsidiary of the Company on September 4, 2013.
“S&P” means Standard & Poor’s Ratings Services, and any successor to the ratings business thereof.
“SEC” means the Securities and Exchange Commission.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof. Unless otherwise specified or implied by the context, “Stated Maturity” means the Stated Maturity of the principal of the Notes.
“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified or the context shall otherwise require, each reference to a “Subsidiary” will refer to a Subsidiary of the Company.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2016; provided, however, that if the period from the redemption date to October 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.
“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)
is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)
has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity that does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE
We will issue the Exchange Notes in the form of one or more global Exchange Notes, or the Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the Indenture. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•
will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:
(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days;
(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Exchange Notes;
(3) there has occurred and is continuing an Event of Default under the Indenture; or
(4) certain other events provided in the Indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
This summary is limited to the tax consequences of those persons who are original beneficial owners of the Initial Notes, who exchange Initial Notes for Exchange Notes in the exchange offer, and that will hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold Initial Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Initial Notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Initial Notes, you should consult your tax advisor regarding the tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer.
This summary is for general information only. Persons considering the exchange of Initial Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income tax and other tax consequences to them of exchanging the Initial Notes, as well as the application of state, local and foreign income and other tax laws.
Exchange of an Initial Note for an Exchange Note Pursuant to the Exchange Offer
The Exchange Notes described herein will not differ materially in kind or extent from the Initial Notes. Your exchange of Initial Notes for Exchange Notes will not constitute a taxable disposition of the Initial Notes for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period of the Initial Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the Initial Notes so exchanged.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. DUE TO THE COMPLEXITY OF THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO NOTEHOLDERS AND THE CONSIDERABLE UNCERTAINTY THAT EXISTS WITH RESPECT TO MANY ASPECTS OF THOSE RULES, EACH NOTEHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER AND OF OWNING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you do not intend to participate in the distribution of the Exchange Notes.
If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on the above interpretations of the SEC; and

•
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment to this prospectus to any broker-dealer that requests such documents. We have agreed, in connection with the exchange offer, to indemnify the holders of Notes against certain liabilities, including liabilities under the Securities Act.
By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS
The validity of the Exchange Notes offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

EXPERTS
The combined consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
 Information referenced in this prospectus supplement regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2013, 2012 and 2011.

Appendix A

GLOSSARY OF OIL AND NATURAL GAS TERMS
The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus supplement.
3-D seismic. Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.
Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus supplement in reference to crude oil or other liquid hydrocarbons.
BOE. Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.
BOE/d . BOE per day.
Btu or British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Completion . The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.
Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.
Developed acreage . The number of acres that are allocated or assignable to productive wells or wells capable of production.
Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.
Deviated well. A well purposely deviated from the vertical using controlled angles to reach an objective location other than directly below the surface location.
Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.
Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.
Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.
Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Fracturing. The process of creating and preserving a fracture or system of fractures in a reservoir rock typically by injecting a fluid under pressure through a wellbore and into the targeted formation.
Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.
Horizontal drilling. A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle with a specified interval.
MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.
MBOE . One thousand barrels of crude oil equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.
Mcf . Thousand cubic feet of natural gas.
MMBtu. Million British Thermal Units.
MMcf . Million cubic feet of natural gas.

A-1

Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.
Net revenue interest. An owner’s interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.
PDP. Proved developed producing.
Play . A set of discovered or prospective oil and/or natural gas accumulations sharing similar geologic, geographic and temporal properties, such as source rock, reservoir structure, timing, trapping mechanism and hydrocarbon type.
Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.
PUD . Proved undeveloped.
Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.
Prospect . A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.
Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
Recompletion. The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.
Reservoir . A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.
Stratigraphic play. An oil or natural gas formation contained within an area created by permeability and porosity changes characteristic of the alternating rock layer that result from the sedimentation process.
Structural play. An oil or natural gas formation contained within an area created by earth movements that deform or rupture (such as folding or faulting) rock strata.
Tight formation. A formation with low permeability that produces natural gas with very low flow rates for long periods of time.
Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.
Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

A-2

Diamondback Energy, Inc.

Offer to Exchange
7.625% Senior Notes due 2021

_______________

PROSPECTUS
_______________

               , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Limitation of Liability
Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.
In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of our certificate of incorporation provides that that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Indemnification
Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability
Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.
Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.
We may enter into an Underwriting Agreement in connection with a specific offering under which the underwriters will be obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as an Exhibit 1.1 or 1.2 to our Current Report on Form 8-K in connection with a specific offering.
Item 21. Exhibits.
The following is a list of exhibits filed as a part of this registration statement.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q, File No. 000-35700, filed by the Company with the SEC on November 16, 2012).
4.1
Specimen Certificate for shares of common stock, par value $0.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form S-1, File No. 333-179502, filed by the Company with the SEC on August 20, 2012).

4.2
Registration Rights Agreement, dated as of October 11, 2012, by and between the Company and DB Energy Holdings LLC (incorporated by reference to Exhibit 4.2 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

4.3
Investor Rights Agreement, dated as of October 11, 2012, by and between the Company and Gulfport Energy Corporation (incorporated by reference to Exhibit 4.3 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

4.4
Indenture, dated as of September 18, 2013, among Diamondback Energy, Inc., the subsidiary guarantors party thereto and Wells Fargo, N.A., as trustee (including the form of Diamondback Energy, Inc.’s 7.625% Senior Note due October 1, 2021) (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on September 18, 2013).

4.5
First Supplemental Indenture, dated as of November 5, 2013, among the Company, the subsidiary guarantors party thereto and Wells Fargo, N.A, as trustee (incorporated by reference to Exhibit 4.5 to the Form 10-K, File No. 001-35700, filed by the Company with the SEC on February 19, 2014).

4.6
Registration Rights Agreement, dated as of September 18, 2013, among Diamondback Energy, Inc., the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.2 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on September 18, 2013).

5.1*	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being registered.
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Form 10-K (File No. 000-35700, filed by the Company with the SEC on February 19, 2014).
12.1*	Statement Regarding the Computation of Ratio of Earnings (Deficit) to Fixed Charges.
23.1*	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included on Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
24*	Power of Attorney (included on the signature pages of this Registration Statement).
25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee.
99.1*	Form of Letter of Transmittal.
_______________
*    Filed herewith.

Item 22. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Each registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;
(b) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;
(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and
(d) any other communication that is an offer in the offering made by such registrant to the purchaser.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 14th day of March, 2014.

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Travis D. Stice
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Teresa L. Dick and Randall J. Holder, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2014.

NAME	TITLE

/s/ Travis D. Stice	Chief Executive Officer (principal executive officer), Director
Travis D. Stice

/s/ Teresa L. Dick	Chief Financial Officer, Senior Vice President and Assistant
Teresa L. Dick	Secretary (principal financial and accounting officer)

/s/ Steven E. West	Director
Steven E. West

/s/ Michael P. Cross	Director
Michael P. Cross

/s/ David L. Houston	Director
David L. Houston

/s/ Mark L. Plaumann	Director
Mark L. Plaumann

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 14th day of March, 2014.

DIAMONDBACK O&G LLC

By:	/s/ Travis D. Stice
Travis D. Stice
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Teresa L. Dick and Randall J. Holder, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2014.

NAME	TITLE

/s/ Travis D. Stice	President and Chief Executive Officer (principal executive
Travis D. Stice	officer)

/s/ Teresa L. Dick	Chief Financial Officer (principal financial and accounting
Teresa L. Dick	officer)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 14th day of March, 2014.

DIAMONDBACK E&P LLC

By:	/s/ Travis D. Stice
Travis D. Stice
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Teresa L. Dick and Randall J. Holder, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2014.

NAME	TITLE

/s/ Travis D. Stice	President and Chief Executive Officer (principal executive
Travis D. Stice	officer)

/s/ Teresa L. Dick	Chief Financial Officer (principal financial and accounting
Teresa L. Dick	officer)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 14th day of March, 2014.

VIPER ENERGY PARTNERS LLC

By:	/s/ Travis D. Stice
Travis D. Stice
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Teresa L. Dick and Randall J. Holder, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2014.

NAME	TITLE

/s/ Travis D. Stice	President and Chief Executive Officer (principal executive
Travis D. Stice	officer)

/s/ Teresa L. Dick	Chief Financial Officer (principal financial and accounting
Teresa L. Dick	officer)

Diamondback Energy, Inc.
Exhibit Index

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q, File No. 000-35700, filed by the Company with the SEC on November 16, 2012).
4.1
Specimen Certificate for shares of common stock, par value $0.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form S-1, File No. 333-179502, filed by the Company with the SEC on August 20, 2012).

4.2
Registration Rights Agreement, dated as of October 11, 2012, by and between the Company and DB Energy Holdings LLC (incorporated by reference to Exhibit 4.2 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

4.3
Investor Rights Agreement, dated as of October 11, 2012, by and between the Company and Gulfport Energy Corporation (incorporated by reference to Exhibit 4.3 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

4.4
Indenture, dated as of September 18, 2013, among Diamondback Energy, Inc., the subsidiary guarantors party thereto and Wells Fargo, N.A., as trustee (including the form of Diamondback Energy, Inc.’s 7.625% Senior Note due October 1, 2021) (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on September 18, 2013).

4.5
First Supplemental Indenture, dated as of November 5, 2013, among the Company, the subsidiary guarantors party thereto and Wells Fargo, N.A, as trustee (incorporated by reference to Exhibit 4.5 to the Form 10-K, File No. 001-35700, filed by the Company with the SEC on February 19, 2014).

4.6
Registration Rights Agreement, dated as of September 18, 2013, among Diamondback Energy, Inc., the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.2 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on September 18, 2013).

5.1*	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being registered.
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Form 10-K (File No. 000-35700, filed by the Company with the SEC on February 19, 2014).
12.1*	Statement Regarding the Computation of Ratio of Earnings (Deficit) to Fixed Charges.
23.1*	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included on Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
24*	Power of Attorney (included on the signature pages of this Registration Statement).
25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee.
99.1*	Form of Letter of Transmittal.
_______________
*    Filed herewith.

E-1